UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Preliminary proxy statement

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☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to 240.14a-12

INTEGRAL SYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTEGRAL SYSTEMS, INC.

6721 Columbia Gateway Drive

Columbia, Maryland 21046

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 17, 2010

TO THE STOCKHOLDERS OF INTEGRAL SYSTEMS, INC.:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Integral Systems, Inc., a Maryland corporation (the “Company”), will be held at the Company’s offices located at 6721 Columbia Gateway Drive, Columbia, Maryland, at 10:00 a.m., on February 17, 2010, for the following purposes:

1.	To elect eight directors to serve on the Board of Directors until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the action of the Audit Committee of the Board of Directors in appointing KPMG LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year; and

3.	To transact such other business that may properly come before the Annual Meeting.

All of the foregoing is more fully set forth in the Proxy Statement accompanying this Notice.

The Board of Directors of the Company has set the close of business on December 16, 2009 as the record date for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of the stockholders as of the record date will be available for inspection by stockholders, for any purpose germane to the Annual Meeting, at the Company’s offices or the offices of Registrar & Transfer Co., the Company’s transfer agent, during normal business hours for a period of ten (10) days prior to the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. REGARDLESS OF WHETHER YOU PLAN ON ATTENDING THE ANNUAL MEETING, PLEASE TAKE THE TIME TO PROMPTLY VOTE YOUR PROXY BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

By Order of the Board of Directors,

R. Miller Adams
General Counsel, Executive Vice President for Corporate Affairs and Corporate Secretary

January 11, 2010

Columbia, Maryland

INTEGRAL SYSTEMS, INC.

2010 ANNUAL MEETING OF STOCKHOLDERS

i

INTEGRAL SYSTEMS, INC.

6721 Columbia Gateway Drive

Columbia, Maryland 21046

PROXY STATEMENT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, FEBRUARY 17, 2010

Integral Systems, Inc.’s Notice of Annual Meeting and Proxy Statement, Annual Report and other proxy materials are available at http://www.cfpproxy.com/3409.

The Board of Directors (the “Board of Directors” or the “Board”) of Integral Systems, Inc., a Maryland corporation (the “Company”, “we”, “us” or “our”), solicits your proxy for the 2010 Annual Meeting of Stockholders of the Company (the “Annual Meeting”), to be held at 10:00 a.m. on Wednesday, February 17, 2010, at the Company’s offices located at 6721 Columbia Gateway Drive, Columbia, Maryland, and any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.

These proxy solicitation materials were first distributed on or about January 11, 2010 to all stockholders entitled to vote at the Annual Meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters described in the accompanying Notice of Annual Meeting of Stockholders. These actions include: the election of eight directors; the ratification of the Audit Committee’s appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year; and any other matter properly presented. In addition, our management will report on the Company’s performance during fiscal year 2009 and respond to questions from stockholders.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, December 16, 2009, are entitled to receive notice of and to vote at the Annual Meeting, and any postponement or adjournment of the Annual Meeting. Each outstanding share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), entitles its holder to cast one vote with respect to each nominee for director and one vote on each other matter to be voted upon.

Who can attend the Annual Meeting?

All stockholders of record at the close of business on the record date, or their duly appointed proxies, may attend the Annual Meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date and entitled to vote will constitute a quorum. A quorum is required for business to be conducted at the Annual Meeting. As of the December 16, 2009 record date, 17,363,537 shares of our Common Stock were outstanding and entitled to vote. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. Similarly, “broker non-votes” will be counted in determining whether there is a quorum.

How do I vote?

If you are a stockholder of record, meaning that your shares are registered in your name, you may vote either by casting your vote in person at the Annual Meeting, or by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. If you hold your shares in “street name” through a broker or other nominee, you will receive separate voting instructions from your broker, bank or other nominee explaining how to vote your shares.

What does the Board of Directors recommend?

The recommendations of the Board of Directors are set forth after the description of each item in this proxy statement. In summary:

•	the Board recommends a vote “FOR” election of the eight (8) director nominees nominated by the Board (see Proposal No. 1); and

•

the Board recommends a vote “FOR” ratification of the Audit Committee’s appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year (see Proposal No. 2).

How will my shares be voted?

Your shares will be voted as you indicate on the proxy card. If you return your signed proxy card but do not mark the boxes indicating how you wish to vote, your shares will be voted: “FOR” election of the eight (8) director nominees nominated by the Board; and “FOR” ratification of the Audit Committee’s appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year. Your shares will be voted in accordance with the discretion of the proxy holders as to any other matter that is properly presented.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may be permitted to exercise voting discretion on some of the items to be acted upon at the Annual Meeting. Where your broker does not have such discretion, a “broker non-vote” occurs, and your shares will not be voted on those items and will not be counted in determining the number of shares necessary for approval for each item. This is the first year that, under applicable rules, brokers are not permitted to vote on the election of directors without instructions from the beneficial owner. Therefore, if your shares are held through a broker, bank or other nominee, they will not be voted in the election of directors unless you affirmatively vote your shares.

Can I change my vote or revoke my proxy after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the Annual Meeting. Regardless of the way in which you submitted your original proxy, you may change it by:

•	returning a later-dated signed proxy card;

•	delivering a written notice of revocation to the Company at 6721 Columbia Gateway Drive, Columbia, Maryland 21046, Attn.: R. Miller Adams, Corporate Secretary; or

•	attending the Annual Meeting and voting in person.

If your shares are held through a broker or other nominee, you will need to contact that institution if you wish to change your voting instructions.

What vote is required to approve each proposal?

For Proposal No. 1, election of the directors, a plurality of the votes cast at the Annual Meeting at which a quorum is present is sufficient to elect each director. “Plurality” means that the eight (8) nominees receiving the highest number of “FOR” votes cast will be elected to the Board. Shares as to which a stockholder withholds voting authority and broker non-votes will have no effect on the outcome of the election of directors.

For Proposal No. 2, ratification of the Audit Committee’s appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year, the affirmative vote of a majority of the votes cast by the stockholders present in person or by proxy at the Annual Meeting at which a quorum is present will be required for approval. Abstentions and broker non-votes will not be treated as votes cast and will not affect the outcome of the vote with respect to Proposal No. 2.

Who will count the votes?

Representatives of Registrar & Transfer Co., our independent stock transfer agent, will count the votes and act as the inspector of election.

Who paid for the cost of this proxy solicitation?

The Company paid for this proxy solicitation. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders. Proxies will be solicited by mail, telephone or other means of communication. Our directors, officers and regular employees who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation for such activities also may solicit proxies.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that meet or exceed the NASDAQ Stock Market, Inc. (“NASDAQ”) Listing Standards. As described in the Corporate Governance Guidelines, the Board of Directors makes an affirmative determination regarding the independence of each director annually. An “independent” director is a director who meets the NASDAQ definition of independence, as determined by the Board. The full text of the Corporate Governance Guidelines can be found in the Corporate Governance section of the Company’s website (http://isys.client.shareholder.com/governance.cfm). A copy also may be obtained upon request to the Company at 6721 Columbia Gateway Drive, Columbia, Maryland 21046, Attn.: R. Miller Adams, Corporate Secretary.

Director Independence

The Board of Directors undertook its annual review of director independence in January 2010 and in the process reviewed the independence of each director nominee. The purpose of these reviews was to determine whether any of the director nominees had relationships or transactions that were inconsistent with a determination that the nominee is independent. During these reviews, transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries were considered.

Based on the NASDAQ Listing Standards, the Board affirmatively determined that each of Dr. John M. Albertine, Major General James B. Armor, Jr., USAF, Retired, Mr. William F. Leimkuhler, Mr. Bruce L. Lev, Mr. R. Doss McComas and Ms. Bonnie K. Wachtel is an independent director. Mr. Alan W. Baldwin and Mr. Paul G. Casner, Jr. are considered inside directors, and therefore not independent, as a result of their employment by the Company during the 2009 fiscal year. The Board had affirmatively determined that Mr. Casner was an independent director before he became the Company’s Chief Executive Officer and President on August 6, 2009. Previously, the Board also had affirmatively determined that Mr. John B. Higginbotham (who served as a director from July 2008 to August 2009) was not independent of the Company and its management as a result of his employment by the Company as Chief Executive Officer and President.

Meetings of the Board of Directors; Attendance at Annual Meetings

The Board of Directors met eight times during the fiscal year ended September 25, 2009. Each of the Company’s incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees on which he served during the time he served as a director or a member of any committee. The Company encourages all directors to attend each Annual Meeting. Each of the current Board members who was a member of the Board at the time of the 2009 Annual Meeting of Stockholders attended the 2009 Annual Meeting.

Committees of the Board

The Board of Directors has five standing committees: an Audit Committee; a Compensation Committee; a Nominating Committee; a Strategic Growth Committee; and a Special Litigation Committee. The Board has adopted a written charter for each of the Audit, Nominating and Compensation Committees, and those charters are available in the Corporate Governance section of the Company’s website (http://isys.client.shareholder.com/governance.cfm). Copies of the committee charters also may be obtained upon request to the Company at 6721 Columbia Gateway Drive, Columbia, Maryland 21046, Attn.: R. Miller Adams, Corporate Secretary. The members of the Board’s current committees are identified in the following table:

Director	Audit Committee	Compensation Committee	Nominating Committee	Strategic Growth Committee	Special Litigation Committee
John M. Albertine	—	X	X	X	X
James B. Armor, Jr.	—	—	—	X	Chair
Alan W. Baldwin	—	—	—	X	—
Paul G. Casner, Jr. (1)	—	—	—	—	—
William F. Leimkuhler	Chair	X	Chair	X	—
Bruce L. Lev	X	Chair	—	—	—
R. Doss McComas	X	X	—	Chair	—
Bonnie K. Wachtel	—	—	—	—	—

(1)	Mr. Casner resigned as a member of the Audit, Compensation, Nominating, Strategic Growth and Special Litigation Committees upon his appointment as Chief Executive Officer and President on August 6, 2009.

Audit Committee. The Audit Committee’s responsibilities include: selecting, evaluating, appointing, replacing and overseeing the services of the Company’s independent registered public accounting firm; pre-approving the terms of all audit services, and any permissible non-audit services, to be provided by the Company’s independent registered public accounting firm; evaluating the independent registered public accounting firm’s qualifications and independence, including considering whether any circumstance, including the performance of any permissible non-audit services, would impair the independence of the Company’s independent registered public accounting firm; overseeing the accounting, reporting and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements; overseeing the Company’s internal control environment and compliance with legal and regulatory requirements; and overseeing the performance of the Company’s internal audit function and independent registered public accounting firm.

The Board of Directors has determined that the members of the Audit Committee are independent as defined in the NASDAQ Listing Standards and applicable rules of the U.S. Securities and Exchange Commission (“SEC”). In addition, the members of the Committee meet additional, heightened independence criteria that apply to audit committee members under the NASDAQ Listing Standards. The Audit Committee met 10 times during fiscal year 2009. There is unrestricted access between the Audit Committee and the independent registered public accounting firm. The Board of Directors has determined that Mr. William F. Leimkuhler (an independent director) is an “audit committee financial expert,” as defined in SEC rules, as a result of his service on various audit committees and his years working as an investment banker, which required him to analyze and evaluate the financial statements of numerous public companies.

Compensation Committee. The Compensation Committee’s responsibilities include reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, recommending to the independent directors the Chief Executive Officer’s compensation level based on this evaluation, recommending to the Board the compensation of other executive officers based upon the recommendation of the Chief Executive Officer, reviewing the compensation of directors for service on the Board and its committees and recommending changes in compensation to directors, and administering the Company’s equity incentive-based and equity-based compensation plans that are subject to the Board’s approval.

The Board of Directors has determined that the members of the Compensation Committee are independent as defined in the NASDAQ Listing Standards. The members of the Compensation Committee also are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee met 11 times during fiscal year 2009. For additional information regarding the processes and procedures used by the Compensation Committee, please see the section entitled “Compensation Discussion and Analysis” below.

Nominating Committee. The Nominating Committee’s responsibilities include identifying qualified individuals to become directors of the Company, recommending to the Board of Directors qualified director nominee(s) for election at annual meetings and special meetings of stockholders and persons to be considered to fill any Board vacancy and any newly created directorship, and recommending to the Board membership on the Audit Committee. The Board has determined that the members of the Nominating Committee are independent as defined in the NASDAQ Listing Standards. The Nominating Committee met four times during fiscal year 2009.

Strategic Growth Committee. The Strategic Growth Committee’s responsibilities include overseeing the development and pursuit of the strategic plans and goals of the Company.

Special Litigation Committee. The Special Litigation Committee, originally named the Demand Review Committee, is composed of independent directors. This Committee initially was charged with investigating, analyzing and evaluating the matters raised in two stockholder demand letters. For more information on the demand letters, please see Item 3 (Legal Proceedings) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 25, 2009. In July 2009, the Committee was renamed the Special Litigation Committee, and its current responsibilities include overseeing the Company’s response to a purported securities class action complaint filed in Maryland federal court in December 2008 against the Company and certain of its current and former officers, as more fully described in the Company’s Annual Report on Form 10-K for the fiscal year ended September  25, 2009.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or employee of the Company, and no interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

Selection of Director Nominees

The Nominating Committee will consider candidates for Board membership suggested by its members and other Board members, as well as by management and stockholders. The Nominating Committee does not have a formal policy for consideration of director candidates recommended by the Company’s stockholders, because the Board has adopted Corporate Governance Guidelines that state that stockholder-recommended candidates will be evaluated using the same criteria as internally generated candidates. You may recommend any person for consideration as a director nominee by writing to the Nominating Committee of the Board of Directors, c/o Integral Systems, Inc., 6721 Columbia Gateway Drive, Columbia, Maryland 21046. Recommendations must include the name and address of the stockholder making the recommendation, a representation that the stockholder is a holder of our Common Stock, biographical information about the individual recommended and any other information the stockholder believes would be helpful to the Nominating Committee in evaluating the individual recommended.

Once the Nominating Committee has identified a candidate, the Nominating Committee evaluates the candidate by considering any and all factors that it deems to be relevant. Although there are no minimum qualifications, the factors evaluated by the Nominating Committee may include, among others, the following: relevant business and industry experience; level of education; business acumen; understanding of the Company’s business and industry; strategic thinking and willingness to share ideas; network of contacts; diversity of experiences, expertise and backgrounds among Board members; and independence.

The Nominating Committee makes a recommendation to the full Board of Directors as to any persons it believes should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating Committee. Based on the Nominating Committee’s recommendation, the Board of Directors elected Mr. Bruce L. Lev as a new director in May 2009 and Ms. Bonnie K. Wachtel as a new director in January 2010. Mr. Lev was suggested to the Nominating Committee by a non-management director of the Company. On January 4, 2010, Ms. Wachtel was elected to the Company’s Board of Directors and nominated for re-election at the 2010 Annual Meeting. In consideration of her election and nomination, she withdrew a previously delivered notice of her intention to nominate three director candidates for election at the 2010 Annual Meeting and withdrew a stockholder proposal submitted for consideration at the 2010 Annual Meeting. Also, in connection with these actions, the Company anticipates entering into a one-year consulting arrangement with an individual (who Ms. Wachtel previously indicated she intended to nominate at the 2010 Annual Meeting) to advise the Company on certain technical and general operations matters.

Stockholder Communications with the Board of Directors

Any stockholder who wishes to communicate directly with the Board of Directors or any member of the Board should do so in writing, addressed to John M. Albertine, Chairman of the Board of Directors, c/o Integral Systems, Inc., 6721 Columbia Gateway Drive, Columbia, Maryland 21046. These communications will not be screened by management prior to receipt by the Board of Directors.

Codes of Ethical Conduct

The Board of Directors has adopted a written Employee Code of Ethical Conduct (the “Employee Code”), as well as a written Director Code of Business Conduct and Ethics (the “Director Code”), copies of which are available in the Corporate Governance section of the Company’s website (http://isys.client.shareholder.com/governance.cfm) or upon written request to the Company at 6721 Columbia Gateway Drive, Columbia, Maryland 21046, Attn.: R. Miller Adams, Corporate Secretary.

The Company requires all employees and officers to adhere to the Employee Code in addressing the legal and ethical issues encountered in conducting their work. The Employee Code requires avoidance of conflicts of interest, compliance with all laws and other legal requirements, conduct of business in an honest and ethical manner, integrity and actions in the Company’s best interest. Employees and officers are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Employee Code.

The Company also requires all directors to adhere to the Director Code, which is intended to focus the Board and each director on areas of ethical risk, provide guidance to directors to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help foster a culture of honesty and accountability. Directors are required to report promptly any suspected violations of the Director Code.

In addition, the Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company currently has such procedures in place.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

The current by-laws of the Company (the “Bylaws”) provide that the number of members of the Board of Directors shall consist of not less than three (3) nor more than nine (9) directors and that the exact number may be determined by the Board of Directors or the stockholders. The Board of Directors has determined that the current number of members of the Board of Directors shall be eight (8). Each director is elected for a one-year term at each annual meeting of the stockholders. Directors serve until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until the director’s death or retirement or until the director resigns or is removed.

A Board of Directors consisting of eight (8) directors will be elected at the Annual Meeting. If you return your signed proxy card but do not mark the boxes indicating how you wish to vote, the proxy holders will vote all of the proxies received by them for the eight (8) nominees nominated by the Board. Each of the following eight (8) directors has been nominated by the Board for election at the Annual Meeting: Dr. John M. Albertine; Major General James B. Armor, Jr., USAF, Retired; Mr. Alan W. Baldwin; Mr. Paul G. Casner, Jr.; Mr. Bruce L. Lev; Mr. William F. Leimkuhler; Mr. R. Doss McComas and Ms. Bonnie K. Wachtel (each, a “Nominee,” and collectively, the “Nominees”). Each of the Nominees presently serves on our Board of Directors. We do not know of any reason why any of the Nominees would be unable to serve. However, if any of the Nominees should become unavailable to serve as a director, the Board of Directors may designate a substitute nominee or reduce the size of the Board of Directors. If the Board of Directors designates a substitute nominee, the persons named as proxies will vote “FOR” that substitute nominee.

Director Nominee Information

Set forth below is certain information regarding the Nominees. The age shown below for each Nominee is as of February 17, 2010, the date of the Annual Meeting.

Directors	Age	Position
John M. Albertine	65	Chairman of the Board and Independent Director
James B. Armor, Jr.	59	Independent Director
Alan W. Baldwin	72	Director
Paul G. Casner, Jr.	72	Chief Executive Officer, President and Director
William F. Leimkuhler	58	Independent Director
Bruce L. Lev	66	Independent Director
R. Doss McComas	55	Independent Director
Bonnie K. Wachtel	54	Independent Director

John M. Albertine, 65, joined the Board of Directors on December 6, 2006 and was appointed to the position of Chairman on April 10, 2007. In 1990, Dr. Albertine founded Albertine Enterprises, Inc., a merchant banking, consulting and lobbying firm. Dr. Albertine has been the Chairman and Chief Executive Officer of Albertine Enterprises for the last 19 years and continues in that position today. From 1986 through 1990, he served as Vice Chairman of the Fruit of the Loom Company. From 1981 through 1986, he served as President of the American Business Conference. From 1979 to 1980, he served as Executive Director to the Congressional Joint Economic Committee. From 1977 through 1979, he served as Legislative Assistant to U.S. Senator Lloyd M. Bentsen. From 1969 through 1977, Dr. Albertine served as an Instructor, Assistant Professor, Associate Professor and ultimately as Chair of the Department of Economics at Mary Washington College. Dr. Albertine holds a Ph.D. in Economics from the University of Virginia and a Bachelor of Arts in Economics from King’s College. Dr. Albertine has been a director of 14 publicly traded companies in his career. Currently, Dr. Albertine is a director of Kadant Inc., a supplier of technology-based systems for the global pulp and paper industry, and Intersections, Inc., a leading global provider of consumer and corporate identity risk management services.

James B. Armor, Jr., 59, joined the Board of Directors on March 14, 2008. Major General Armor is Vice President, Strategy and Business Development, of ATK Spacecraft Systems & Services in Beltsville, Maryland, where he is responsible for small satellite, satellite component and engineering services. Major General Armor is also the founder and Chief Executive Officer of The Armor Group, LLC, a position he has held since September 2007. The Armor Group, LLC is an aerospace consultancy specializing in space systems development, operations, strategic planning and organizational management. Previously, Major General Armor served as an active duty officer in the United States Air Force from May 1973 until his retirement on January 1, 2008. Most recently, Major General Armor served as Director of the National Security Space Office, Office of the Under Secretary of the Air Force, until his retirement on January 1, 2008. Prior to this, he served as Director, Signals Intelligence Acquisition and Operations, National Reconnaissance Office, where he was responsible for U.S. intelligence satellite systems. Earlier in his career, Major General Armor served as the Director of the Global Positioning System, the U.S. government’s largest satellite constellation. Major General Armor is a trained astronaut who holds a Master of Science degree in Electrical Engineering (Electro-Optics) from AF Institute of Technology and Bachelor of Science degrees in Electrical Engineering and Psychology from Lehigh University. Major General Armor also serves as a director of NAVSYS Corporation, a firm providing high-quality technical products and services in GPS hardware design, systems engineering, systems analysis and software design.

Alan W. Baldwin, 72, joined the Board of Directors on December 6, 2006. He served as the Interim Chief Executive Officer and as President of the Company, appointed on May 31, 2007 and November 13, 2007, respectively, until July 9, 2008 and December 10, 2008, respectively. Prior to joining the Company, Mr. Baldwin served as President and Chief Operating Officer of Argosy International from May 2005 through May 2006 and as a consultant to Argosy International from June 2006 until assuming the role of interim Chief Executive Officer of the Company. Argosy International is a supplier of composite materials, specialty chemicals, technology, equipment, products and services to aerospace OEMs, airlines and overhaul and maintenance facilities located in the Far East. Mr. Baldwin served as President of Alcore Inc., a subsidiary of the M.C. Gill Company that manufactures aluminum honeycomb composite materials for the aircraft industry, from May 2001 through November 2004. During the period 1980 through 2000, Mr. Baldwin served as the Chief Executive Officer and/or President of several high technology-based companies manufacturing a range of products including optical fiber, hybrid integrated circuits and composite aircraft structures. Mr. Baldwin spent 10 years from 1969 through 1979 with TRW Electronics in Los Angeles, managing a manufacturing plant specializing in producing high-reliability semiconductor products for guidance and navigation systems for the Air Force’s Minuteman and the Navy’s Poseidon ICBM systems. After graduating from the U.S. Military Academy at West Point, New York, in June 1959, Mr. Baldwin was an officer in the U.S. military at the Army’s Redstone Arsenal in Huntsville, Alabama, and the Air Force Space and Missile Systems Organization in Los Angeles, California, through 1968. While in the Air Force, he played a vital role in the early research and development of laser guided missiles and smart bomb technology for both the Army and subsequently the Air Force. He also managed a subsystems program office while in the Air Force providing boost-phase guidance and control and telemetry equipment for all Atlas and Titan space launches at Cape Kennedy in Florida and Vandenberg Air Force Base in California. Mr. Baldwin received a Bachelor of Science degree from the U.S. Military Academy at West Point, New York, and a Master of Science degree from the University of Alabama. Mr. Baldwin currently serves on the board of directors of ReGen Biologics, an orthopedic products company that develops, manufactures and markets innovative tissue growth and repair products for U.S. and global markets, and is Chairman of ReGen Biologics’ Audit Committee.

Paul G. Casner, Jr., 72, joined the Board of Directors on December 18, 2006. Since August 6, 2009, Mr. Casner has served as the Chief Executive Officer and President of the Company. On April 30, 2005, Mr. Casner retired from DRS Technologies, Inc., a supplier of integrated products, services and support to military forces, intelligence agencies and prime contractors worldwide, as Executive Vice President of Operations and Chief Operating Officer. Mr. Casner had served at DRS Technologies as Executive Vice President of Operations since 1998 and Chief Operating Officer since 2000. Mr. Casner previously formed Technical Applications and Service Company (TAS) in 1991, which purchased the assets of the Norden Service Company and merged into DRS Technologies in 1993. Following the merger, Mr. Casner became President of

DRS Electronic Systems, a position he held until 1994. Previously, Mr. Casner served as President and Chief Executive Officer of the Norden Service Company, a company he joined in 1984 as Vice President in Charge of Maryland Operations, eventually advancing to the role of Senior Vice President of Engineering for all Norden Systems. In 1979, Mr. Casner co-founded American Computer and Electronics Corporation, where he grew the military segment of the company and led the effort to develop a Console Emulation Capability, which was used by the U.S. Navy for combat training. After graduating from Drexel University, Mr. Casner joined the staff of The Johns Hopkins Applied Physics Laboratory and advanced to the status of Principal Staff. Mr. Casner earned a Bachelor of Science degree in Electrical Engineering from Drexel University and a Master of Science degree in Management Science from The Johns Hopkins University. He is a member of the Naval Reserve Association and is a Commodore of the Navy League of the United States, in addition to other professional affiliations. Mr. Casner has more than 40 years of defense industry experience, which includes several senior positions in business management, technical management, strategic planning and business development. In addition, Mr. Casner serves on the boards of Mikros Systems Corporation and Atair Aerospace, Inc.

William F. Leimkuhler, 58, joined the Board of Directors on May 3, 2006. Mr. Leimkuhler is the General Counsel and Director of Business Development of Paice Corporation, a privately held developer of advanced vehicle powertrains, and has served in this capacity since 1999. From 2004 to 2006, Mr. Leimkuhler also was a partner of Semaphore Partners LLC, based in Stamford, Connecticut. From 1994 through 1999, he held various positions with Allen & Company, initially serving as the firm’s General Counsel. Prior to that, Mr. Leimkuhler was a corporate partner with the New York law firm of Werbel & Carnelutti (which later became Heller Ehrman White & McAuliffe), which he joined in 1984. Mr. Leimkuhler holds a Juris Doctor from New York University and a Bachelor of Science and a Master of Science from the Massachusetts Institute of Technology. Mr. Leimkuhler serves as a director of Speedus Corp., which is engaged in healthcare and wireless telecommunications and other businesses. Prior to and since joining the board of Speedus Corp., Mr. Leimkuhler also has performed consulting assignments for Speedus and its affiliates, including working as Chief Operating Officer of VisionStar, a start-up company with a full CONUS Ka-band slot and a plan to develop Internet and other services with a small satellite developed by Orbital Systems. Mr. Leimkuhler also serves as a director of U.S. Neurosurgical, Inc., an owner and operator of stereotactic radiosurgery centers, and Argan, Inc., which provides a range of engineering and construction services to the power industry, offers telecommunications infrastructure services and manufactures and distributes nutritional supplements.

Bruce L. Lev, 66, joined the Board of Directors on May 8, 2009. Since 2003, Mr. Lev has served as Managing Director of Loeb Partners Corp., an investment firm based in New York City. Mr. Lev is also Of Counsel at the law firm Lev & Berlin, P.C. From 2000 to 2003, he served as Vice Chairman and Director of USCO Logistics, a service provider of supply chain management. From 1995 through 2000, Mr. Lev served as Executive Vice President of Corporate and Legal Affairs of Micro Warehouse Inc., a $2.5 billion direct marketer of brand name personal computers and accessories to commercial and consumer markets. Mr. Lev also served on Micro Warehouse’s four-person Executive Committee with global responsibility for legal and regulatory affairs, human resources, corporate communications, risk management and facilities. From 1995 through 2002, Mr. Lev was also a member of the board of directors of the Roper Organization and served on the board of the Direct Marketing Association. Prior to 1995, Mr. Lev engaged in the private practice of law. During this time, he was instrumental in the acquisition of USCO from Uniroyal and the initial formation of Micro Warehouse. He is a 1965 graduate of Wesleyan University and a 1968 graduate of the University of Virginia School of Law. Mr. Lev is a member of the Connecticut, Virginia and Supreme Court bars. He serves on the board of directors of AirDat, LLC, Flagler Construction Co., LLC, Open Labs, LLC, Electro Energy, Inc. and Veritainer, Inc.

R. Doss McComas, 55, joined the Board of Directors in July 1995 and served as Chairman of the Board from April 21, 2006 until April 10, 2007. Since December 2008, Mr. McComas has served as President of IWS Communications, a business process provider to, and investor in, companies serving Internet, cellular, wireless and satellite links for domestic and international customers. Since March 2008, he also has served as President of Persistent Telecom, a provider of cellular, wireless and satellite links for domestic and international customers. Previously, from 2005 through March 2008, Mr. McComas served as Vice President of TECORE Wireless

Systems, Inc., a supplier of cellular protocol-based wireless systems. From 2000 through 2006, Mr. McComas was President of LynxConnect, an Internet service provider, and President of Cybercommunitys, a community software provider. From 1999 through 2000, he served as President of Fortel Technologies, Inc., a communications service provider. From 1995 through 1999, Mr. McComas served as Chairman of Plexsys International, a cellular telephone infrastructure provider. From 1982 through 1995, he held positions with COMSAT RSI, a satellite control and network management company, and Radiation Systems, Inc., a public satellite and wireless communications antenna provider, including Group Vice President, Vice President of Acquisitions, Strategic Planning and International Marketing and General Counsel. Mr. McComas holds a Bachelor of Arts degree from Virginia Polytechnic Institute, a Master of Business Administration from Mt. Saint Mary’s University and a Juris Doctor from Gonzaga University.

Bonnie K. Wachtel, 54, joined the Board of Directors on January 4, 2010. Since 1984, Ms. Wachtel has served as a principal of Wachtel & Co., Inc, a boutique investment firm in Washington, DC. Founded in 1961, Wachtel & Co., Inc. is focused on growing companies in the Washington area, frequently with active involvement directed to maximize long-term shareholder value. Ms. Wachtel has held in excess of a dozen board seats in public and private companies since joining Wachtel & Co., Inc. in 1984. Currently, she is a director of VSE Corporation, a provider of engineering services principally to the Department of Defense, and Information Analysis, Inc., a smaller company providing information technology technical services. Ms. Wachtel previously served on the Company’s Board of Directors from 1988, following Wachtel & Co., Inc.’s management of the Company’s initial public offering, until 2006. She currently serves on the Listing Qualifications Panel for NASDAQ and holds various licenses in the securities industry. Ms. Wachtel previously practiced law at Weil, Gotshal & Manges LLP, a law firm in New York. She holds a Bachelor of Arts degree from the University of Chicago, a Juris Doctor from the University of Virginia School of Law, and a Master of Business Administration with a concentration in finance from the University of Chicago. Ms. Wachtel is also a Certified Financial Analyst.

The Board of Directors unanimously recommends that stockholders vote “FOR”

each of the eight (8) directors nominated by the Board.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee of the Board of Directors has appointed KPMG LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year. KPMG LLP, a firm of registered public accountants, has served as the Company’s independent registered public accounting firm since December 15, 2009. KPMG LLP will examine and report to stockholders on the consolidated financial statements of the Company and its subsidiaries.

The Board of Directors has put this proposal before the stockholders because the Board believes that seeking stockholder ratification of the Audit Committee’s appointment of the Company’s independent registered public accounting firm is good corporate practice. This vote is only advisory, because the Audit Committee has the sole authority to retain and dismiss the Company’s independent registered public accounting firm. If the appointment of KPMG LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement.

Representatives of KPMG LLP and Ernst & Young LLP, the Company’s independent registered public accounting firm for the 2009 fiscal year, are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the

Audit Committee’s appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year.

2008 Change in Independent Registered Public Accounting Firm

On September 19, 2008, the Audit Committee of the Board of Directors dismissed Bernstein & Pinchuk LLP as the independent registered public accounting firm for the Company following completion of services related to review of the Company’s financial statements for the quarter ended June 30, 2008.

The reports of Bernstein & Pinchuk LLP on the Company’s consolidated financial statements and on the effectiveness of the Company’s internal control over financial reporting and management’s assessment thereof for the years ended September 30, 2007 and September 30, 2006 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principle.

During the years ended September 30, 2007 and September 30, 2006, and through September 19, 2008, there were no disagreements with Bernstein & Pinchuk LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Bernstein & Pinchuk LLP, would have caused them to make reference thereto in their reports on the financial statements for such years.

During the years ended September 30, 2007 and September 30, 2006, and through September 19, 2008, there were no “reportable events” requiring disclosure pursuant to paragraph (a)(1)(v) of Item 304 of Regulation S-K.

The Company furnished a copy of the above disclosures, which were filed with the SEC in a Current Report on Form 8-K on September 23, 2008, to Bernstein & Pinchuk LLP and requested that Bernstein & Pinchuk LLP provide a letter addressed to the SEC stating whether or not it agrees with the statements made above. A copy of Bernstein & Pinchuk’s letter, dated September 23, 2008, was filed as Exhibit 16.1 to the Current Report on Form 8-K filed by the Company on September 23, 2008.

Also on September 19, 2008, the Audit Committee, following a comprehensive evaluation process of several leading public accounting firms, engaged Ernst & Young LLP as the Company’s new independent registered public accounting firm.

The Company did not, nor did anyone on its behalf, consult Ernst & Young LLP during the fiscal years ended September 30, 2006 and 2007 and through September 19, 2008, regarding either (1) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the consolidated financial statements of the Company, and no written report or oral advice was provided by Ernst & Young LLP to the Company that Ernst & Young LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (2) any matter that was the subject of either a disagreement, as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K, or a reportable event, as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K.

2009 Change in Independent Registered Public Accounting Firm

On December 15, 2009, the Audit Committee of the Board of Directors approved the dismissal of Ernst & Young LLP as the independent registered public accounting firm for the Company.

The reports of Ernst & Young LLP on the Company’s consolidated financial statements and on the effectiveness of the Company’s internal control over financial reporting and management’s assessment thereof for the fiscal years ended September 25, 2009 and September 30, 2008 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principle, except as follows: (1) as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008, filed with the SEC on December 24, 2008, Ernst & Young LLP expressed an adverse opinion on the Company’s internal control over financial reporting as of September 30, 2008 due to material weaknesses in (a) the Company’s application level internal controls over the recognition of revenue and related transactions and (b) entity level controls over monitoring of the financial statement close and financial reporting processes; and (2) as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 25, 2009, filed with the SEC on December 9, 2009, Ernst & Young LLP expressed an adverse opinion on the Company’s internal control over financial reporting as of September 25, 2009 due to material weaknesses in (a) application level internal controls over the recognition of revenue and related transactions and (b) entity level internal controls over monitoring the Company’s financial statement close and financial reporting processes.

During the fiscal year ended September 30, 2008, there were no disagreements with Ernst & Young LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused them to make reference thereto in their reports on the financial statements for such years. During the fiscal year ended September 25, 2009, there was a disagreement, which was satisfactorily resolved, relating to management’s assessment of the likelihood of realization of all recorded amounts of revenue for certain government contracts. Such disagreement arose in late November of 2009, and after discussions with Ernst & Young LLP, the Company agreed to record the audit adjustment proposed by Ernst & Young LLP to reduce unbilled revenues and revenues by approximately $2.1 million in the aggregate. The Company’s Audit Committee discussed this disagreement with Ernst & Young LLP. The Company has authorized Ernst & Young LLP to respond fully to the inquiries of the successor auditor concerning the subject matter of the disagreement.

During the fiscal years ended September 25, 2009 and September 30, 2008, and through December 15, 2009, there were no “reportable events” requiring disclosure pursuant to paragraph (a)(1)(v) of Item 304 of Regulation S-K.

The Company furnished a copy of the above disclosures, which were filed with the SEC in a Current Report on Form 8-K on December 21, 2009, to Ernst & Young LLP and requested that Ernst & Young LLP provide a letter addressed to the SEC stating whether or not it agrees with the statements made above. A copy of Ernst & Young LLP’s letter, dated December 18, 2009, was filed as Exhibit 16.1 to the Current Report on Form 8-K filed by the Company on December 21, 2009.

Also on December 15, 2009, the Audit Committee, following a comprehensive evaluation of several leading public accounting firms, a process that commenced in September 2009, engaged KPMG LLP as the Company’s new independent registered public accounting firm.

The Company has not, nor has anyone on its behalf, consulted KPMG LLP during the two most recently completed fiscal years and through December 15, 2009, regarding either (1) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the consolidated financial statements of the Company and no written report or oral advice was provided by KPMG LLP to the Company that KPMG LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue, or (2) any matter that was the subject of either the disagreement described above nor any other disagreements as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K or a reportable event described in paragraph (a)(1)(v) of Item 304 of Regulation S-K.

Principal Accountant Fees and Services

The following table presents aggregate fees for professional services rendered by Ernst & Young LLP during fiscal year 2009 and fiscal year 2008.

Fee Category	Fiscal Year 2009	Fiscal Year 2008
Audit fees	$2,037,475	$2,515,331
Audit-related fees	$150,000	$0
Tax fees	$83,640	$0
All other fees	$0	$0
Total fees	$2,271,115	$2,515,331

Audit Fees. Audit fees consisted of the aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements, the audit of management’s assessment of its internal controls, review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q, and services that are normally provided by an auditor in connection with statutory and regulatory filings.

Audit-Related Fees. Audit-related fees represented professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. These services included the following: technical accounting consultations about the application of generally accepted accounting principles relating to real estate transactions, revenue recognition and goodwill impairment; due diligence services related to an acquisition; a change in accounting policy relating to the goodwill impairment test date; and accounting matters relating to a change in the quarter and fiscal year-end dates and a proposed transaction.

Tax Fees. Tax fees represented professional services rendered for tax compliance, tax advice and tax planning. These services included the following: technical tax advice related to U.S. and international tax matters; assistance with the formation of a new foreign entity; and the tax implications of a technical accounting transaction.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

In accordance with the Company’s Audit Committee charter, the Audit Committee approves in advance any and all audit services, including audit engagement fees and terms, and non-audit services provided to the Company by its independent registered public accounting firm (subject to the de minimis exception for non-audit services contained in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), all as required by applicable law or listing standards. The independent registered public accounting firm and the Company’s management are required to periodically report to the Audit Committee the extent of services provided by the independent registered public accounting firm and the fees associated with these services.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, the reporting process and maintaining an effective system of internal controls over financial reporting. The Company’s independent registered public accounting firm is engaged to audit and express opinions on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States, management’s assessment of the Company’s internal controls over financial reporting and the effectiveness of the Company’s internal controls over financial reporting.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Accounting Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence.

Relying on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 25, 2009, for filing with the SEC.

Submitted by the members of the Audit Committee:

William F. Leimkuhler, Chairman

Bruce L. Lev

R. Doss McComas

OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of December 16, 2009, unless otherwise noted, by (i) each person known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock, (ii) each director, director Nominee and named executive officer of the Company listed in the Summary Compensation Table and (iii) all executive officers and directors of the Company as a group. The beneficial ownership amounts provided have been adjusted as necessary for the Company’s two-for-one stock split, which was effective August 25, 2008. Except as indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned. Except as indicated, the address of each of the persons named in the table is that of the Company’s principal executive offices at 6721 Columbia Gateway Drive, Columbia, Maryland 21046.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Greater-than-Five Percent Stockholders:
FMR LLC 82 Devonshire Street Boston, MA 02109	1,637,624	(2)	9.43%

Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	1,847,224	(3)	10.64%

Barclays Global Investors, NA 400 Howard Street San Francisco, CA 94105	1,110,942	(4)	6.40%

Wellington Management Company, LLP 75 State Street Boston, MA 02109	1,762,300	(5)	10.15%

Executive Officers, Directors and Nominees:
John M. Albertine (6)	43,334		*
James B. Armor, Jr. (6)	23,334		*
Alan W. Baldwin (6)	40,000		*
Paul G. Casner, Jr. (6)	77,668		*
John B. Higginbotham (6) (7)	100,000		*
William F. Leimkuhler (6)	77,818		*
Bruce L. Lev (6)	0		*
R. Doss McComas (6)	83,334		*
Bonnie K. Wachtel (6) (8)	67,008		*
R. Miller Adams (6)	0		*
William M. Bambarger, Jr. (6)	50,405.55		*
Stuart C. Daughtridge (6) (9)	39,928.73		*
Peter J. Gaffney (6) (10)	72,000		*
James B. Kramer (6)	7,968.03		*
James G. Schuetzle (6) (11)	0		*
All Directors and Executive Officers as a group (13 persons) (12)	510,798.31		2.87%

*	Less than one percent of the Common Stock outstanding.
(1)	Percentage based on number of shares outstanding as of December 16, 2009.
(2)

Based on a Schedule 13G/A filed by each of FMR LLC and its chairman Edward C. Johnson 3d on April 9, 2009. The reporting persons have sole dispositive power with respect to all 1,637,624 shares. FMR LLC has sole voting power with respect to 488,469 shares, and Edward C. Johnson 3d has sole voting power with respect to zero shares.
(3)	Based on a Schedule 13G/A filed by Royce & Associates, LLC on September 9, 2009. The reporting person has sole voting power and sole dispositive power with respect to all 1,847,224 shares.
(4)	Based on a Schedule 13G jointly filed by Barclays Global Investors, NA and its affiliates, Barclays Global Fund Advisors and Barclays Global Investors, LTD, on February 5, 2009. The reporting persons have sole voting power with respect to 886,142 shares and sole dispositive power with respect to all 1,110,942 shares. The address of both Barclays Global Investors, NA and Barclays Global Fund Advisors is 400 Howard Street, San Francisco, CA 94105. The address of Barclays Global Investors, LTD, is Murray House, 1 Royal Mint Court, London, England, EC3N 4HH.
(5)	Based on a Schedule 13G filed by Wellington Management Company, LLP on August 10, 2009. The reporting person has shared voting power with respect to 1,239,382 shares and shared dispositive power with respect to all 1,762,300 shares.
(6)	Includes shares subject to options currently exercisable or exercisable within 60 days of December 16, 2009, as follows: Dr. Albertine: 43,334 shares; Major General Armor: 23,334 shares; Mr. Baldwin: 40,000 shares; Mr. Casner: 76,668 shares; Mr. Higginbotham: 100,000 shares; Mr. Leimkuhler: 73,334 shares; Mr. Lev: 0 shares; Mr. McComas: 83,334 shares; Ms. Wachtel: 0 shares; Mr. Adams: 0 shares; Mr. Bambarger: 50,000 shares; Mr. Daughtridge: 29,200 shares; Mr. Gaffney: 72,000 shares; Mr. Kramer: 3,334 shares; Mr. Schuetzle: 0 shares; and all current directors and executive officers as a group: 422,538 shares.
(7)	Mr. Higginbotham resigned as Chief Executive Officer, President and Director of the Company on August 5, 2009.
(8)	Includes 3,708 shares held by Ms. Wachtel in retirement plans.
(9)	Includes 960 shares owned by Mr. Daughtridge’s spouse.
(10)	Mr. Gaffney resigned as the Company’s Executive Vice President of New Business and Technology Development on October 21, 2008.
(11)	Mr. Schuetzle resigned as the Company’s Executive Vice President, Government Systems on March 20, 2009.
(12)	Also includes Ms. Wachtel’s beneficial ownership as of December 16, 2009. Ms. Wachtel joined the Board on January 4, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities (the “Reporting Persons”) to file with the SEC reports on Forms 3, 4 and 5 concerning their ownership of and transactions in the Company’s Common Stock, generally within two business days of a reportable transaction. As a practical matter, the Company seeks to assist its directors and executives by monitoring transactions and completing and filing reports on their behalf.

Based solely upon a review of SEC filings furnished to the Company and written representations that no other reports were required, we believe that all Reporting Persons complied with these reporting requirements during the 2009 fiscal year, except for the following filings that were inadvertently filed late: a Form 4 for each of Mr. Adams, Dr. Albertine, Major General Armor, Mr. Bambarger, Mr. Casner, Mr. Daughtridge, Mr. James J. Frelk (a former executive officer), Mr. Higginbotham, Mr. Kramer, Mr. Leimkuhler, Mr. Lev and Mr. McComas reporting a grant of stock options; and a Form 3 for each of Mr. Kramer and Mr. Lev reporting initial beneficial ownership of the Company’s Common Stock.

EXECUTIVE OFFICERS

Set forth below is certain information regarding the executive officers of the Company not currently serving on the Board of Directors. The age shown below for each executive officer is as of February 17, 2010, the date of the Annual Meeting.

Executive Officers	Age	Position
R. Miller Adams	59	General Counsel, Executive Vice President for Corporate Affairs and Corporate Secretary
William M. Bambarger, Jr.	45	Chief Financial Officer and Treasurer
Stuart C. Daughtridge	46	Executive Vice President and General Manager, Products
James B. Kramer	39	Senior Vice President and General Manager, Civil and Commercial Group
H. Marshall Ward	63	Chief Operating Officer

R. Miller Adams, 59, joined the Company in February 2009 as General Counsel and Corporate Secretary, and in March 2009, also assumed the role of Executive Vice President for Corporate Affairs. From April 2007 to February 2009, Mr. Adams was President of Sheppard Global, Ltd., a technology assessment and commercialization consultancy. Mr. Adams previously served as Vice President, Global R&D Strategies at The Boeing Company from February 2005 to March 2007, where he was responsible for creating and managing a global R&D and technology strategy at the company’s Phantom Works group. Prior to February 2005, Mr. Adams served as Director of Technology Planning & Acquisition at The Boeing Company. Mr. Adams is a member of the Washington State, National and American Bar Associations and is active in various civic organizations, including the Board of Trustees of the Church Divinity School of the Pacific, The Rainier Club, the Scoutreach Foundation and the Philmont Ranch Committee, a national committee of the Boy Scouts of America. Mr. Adams has received various honors and awards during his career, including the Chairman’s Award at the Black Engineer of the Year Conference. Mr. Adams holds a Bachelor of Arts degree in Sociology from Seattle University and earned his Juris Doctor from The University of Puget Sound School of Law (now the Seattle University School of Law).

William M. Bambarger, Jr., 45, joined the Company in September 2007 as Chief Financial Officer and was appointed Treasurer on December 5, 2007. Mr. Bambarger previously served as Senior Vice President, Corporate Controller and Chief Accounting Officer at Energy Solutions, LLC (formerly Duratek Inc.), a full-service nuclear fuel cycle company. Prior to joining Duratek in 2001, Mr. Bambarger served as Director of Corporate Accounting for McCormick and Company from 2000 to 2001 and as Chief Financial Office of RWD Technologies from 1992 to 2000. Mr. Bambarger is a Certified Public Accountant and holds a Bachelor of Science degree in Accounting from the University of Baltimore, where he serves on the Accounting Advisory Board.

Stuart C. Daughtridge, 46, joined the Company in January 1999. Mr. Daughtridge currently serves as Executive Vice President and General Manager, Space Communications Systems Group, a position to which he was appointed in October 2008. Since February 2009, Mr. Daughtridge has also served as Executive Vice President and General Manager, Products. Mr. Daughtridge previously served as the Company’s Executive Vice President, Commercial Division, from October 2004 to October 2008. In February 2000, Mr. Daughtridge was appointed Vice President of the Commercial Division. From January 1999 to February 2000, he was a senior program manager for the Orion 1, 2 and 3 and New Skies Satellite programs. Prior to joining the Company, Mr. Daughtridge worked in several management positions in the spacecraft engineering and satellite operations division of Orion Satellite Corporation (which later became part of Loral Space & Communications). His last position at Orion was Director of Satellite Operations. From 1990 to 1992, he worked at INTELSAT in spacecraft engineering and satellite operations for the INTELSAT-K spacecraft and the INTELSAT V, IV and VII series of satellites. From 1986 to 1990, he worked for Contel Corporation (which later became part of GTE Corporation) as a spacecraft engineer for NASA’s Tracking and Data Relay Satellite System. Mr. Daughtridge holds a Bachelor of Science degree in Electrical Engineering from Lafayette College.

James B. Kramer, 39, joined the Company in November 1999. Mr. Kramer is the Senior Vice President and General Manager of the Civil and Commercial Group at the Company. In this role, he is responsible for the Civil Programs Division, the Commercial Programs Division and two wholly owned subsidiaries located in Toulouse, France and Newcastle Upon Tyne, United Kingdom. Before assuming his current role, Mr. Kramer served in a variety of positions for the Company, including Senior Vice President and General Manager of the Commercial Ground Systems Group from December 2008 to October 2009 and Senior Vice President and General Manager of the Commercial Group from October 2008 to December 2008. Mr. Kramer served as Vice President of Commercial Programs from June 2008 to October 2008. In April 2007, he was appointed Director of Commercial Command and Control Systems. From May 2005 to April 2007, Mr. Kramer was a senior program manager for the Intelsat (formerly PanAmSat) programs. From November 1999 until May 2005, he was program manager for the New Skies Satellites programs. Prior to joining the Company, Mr. Kramer worked for Orbital Sciences Corporation as a mission operations lead on the RADARSAT-2 and OrbView-3 programs. From 1992 to 1998, he worked for Orion Satellite Corporation (which later became part of Loral Space & Communications), where he held several positions in the satellite engineering department, most recently as lead satellite bus subsystem engineer on the Orion 2 program. Mr. Kramer is a member of the American Institute of Aeronautics and Astronautics. He holds a Bachelor of Science degree in Aerospace Engineering from the University of Virginia.

H. Marshall Ward, 63, joined the Company in August 2009 as Chief Operating Officer. Major General Ward, USAF, Retired, brings with him more than 40 years experience in the aerospace and defense industries. From 2002 to 2009, Major General Ward served as Vice President and General Manager for the Space Systems and Electronics business area of BAE Systems, Inc. In this position, he was responsible for the inception of the business area and its growth by 2008 to $270 million in revenues. Before joining BAE Systems, Major General Ward served 35 years with the United States Air Force. He retired as Director, Special Programs, in the Office of the Under Secretary of Defense for Acquisition, Technology, and Logistics. Major General Ward served as the principal staff assistant and advisor to the Under Secretary of Defense for Acquisition and Technology on all programs protected under special access controls. During his military career, he was the recipient of numerous awards and commendations, including the Defense Superior Service Medal, which is awarded to members of the United States military who perform “superior meritorious service in a position of significant responsibility.” Major General Ward holds a Bachelor of Science degree in Meteorology from Florida State University and a Master of Business Administration degree from Auburn University, and he is a graduate of National Defense University’s Industrial College of the Armed Forces.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Committee Report

The Compensation Committee, which is composed solely of independent members of the Board of Directors, assists the Board of Directors in fulfilling its responsibilities relating to executive compensation. The Compensation Committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this proxy statement.

Submitted by the members of the Compensation Committee:

Bruce L. Lev, Chairman

John M. Albertine

William F. Leimkuhler

R. Doss McComas

Compensation Discussion and Analysis

Introduction

This section describes our compensation strategy, programs and practices for the executive officers listed in the Summary Compensation Table that follows this discussion. In this proxy statement, we refer to these individuals as our “Named Executive Officers.” Our Named Executive Officers in fiscal year 2009 include our Chief Executive Officer, Paul G. Casner; Chief Financial Officer, William M. Bambarger, Jr.; Executive Vice President and General Counsel, R. Miller Adams; Executive Vice President and General Manager, Products Group, Stuart C. Daughtridge; Senior Vice President and General Manager, Civil and Commercial Group, James B. Kramer; former Chief Executive Officer, John B. Higginbotham; former Executive Vice President, New Business Development and Technology, Peter J. Gaffney; and former Executive Vice President, Government Systems, James G. Schuetzle. Messrs. Higginbotham, Gaffney and Schuetzle terminated employment as executive officers with the Company during fiscal year 2009.

Executive Compensation Philosophy and Overview

Our executive compensation program is designed to provide an overall total direct compensation package that enables us to attract and retain talented employees, provide incentives for performance and create long-term value for our stockholders. Our executive compensation program generally consists of three forms of compensation: base salary; annual cash incentive bonus; and long-term equity-based incentives.

Our executive compensation program is designed to pay for performance and align our executive officers’ interests with stockholder interests. Because our executive officers are in a position to directly influence the Company’s performance, compensation for our executive officers involves a significant proportion of pay that is “at risk” and tied directly to Company performance—namely, the annual incentive bonus plan and the value of long-term equity-based incentives. The Compensation Committee believes that our annual incentive bonus plan and equity-based incentives play a significant role in aligning our executive officers’ interests with those of our stockholders without creating incentives for our executive officers to take excessive risks. We do not have a specific allocation goal between cash and equity-based compensation or between annual and long-term incentive compensation.

In accordance with its charter, the Compensation Committee of the Board of Directors, which is composed solely of independent members of the Board of Directors, oversees the Company’s overall compensation structure, policies and programs, recommends to the Board of Directors for approval the compensation of our executive officers, including our Named Executive Officers (and to the independent members of the Board of

Directors with respect to the Chief Executive Officer), and administers our annual cash and equity-based incentive plans. Historically, the Board of Directors has ratified the Compensation Committee’s recommendations and decisions. In the performance of its duties, the Compensation Committee annually reviews and determines the compensation of each Named Executive Officer. The recommendations of our Chief Executive Officer play a significant role in the annual compensation-setting process. Our Chief Executive Officer reports to the Compensation Committee on Named Executive Officers’ performance, including his own, and provides recommendations regarding the other Named Executive Officers’ compensation packages. Our Chief Executive Officer, together with management, consults with and provides recommendations to the Compensation Committee on the design of our annual cash incentive bonus program, as discussed further below.

Compensation Considerations

The Compensation Committee strives to make our executive compensation packages competitive with the current practices in our industry and the geographic market in which we conduct business. In addition, the Compensation Committee considers the Company’s budget and performance and each executive officer’s individual contribution and performance, internal pay relationships within the Company, the complexity and importance of each executive officer’s role and responsibility, leadership skills and growth potential, and experience.

Individual Performance. The Compensation Committee reviews the individual performance of our Named Executive Officers when making compensation decisions. At the beginning of each fiscal year, our Named Executive Officers meet with our Chief Executive Officer and develop their performance goals for the year. The Compensation Committee reviews and approves these goals. At the end of the year, our Chief Executive Officer assesses each other executive officer’s performance against these goals and provides the Compensation Committee with a performance appraisal for each executive officer. The Compensation Committee considers this assessment when recommending any base salary increase or annual cash incentive bonus to the Board of Directors for approval. The Compensation Committee also considers this assessment when granting any equity-based awards.

Market Data. In fiscal year 2009, the Compensation Committee retained an independent compensation consultant, Aon Consulting, to assess the market competitiveness of our executive compensation program in order to assure that our program attracts and retains executive talent essential to achieve our business plans. Aon Consulting provided no other consulting services to the Company in fiscal year 2009. For fiscal year 2009, the scope of the consultant’s work included preparation and presentation to the Compensation Committee of an update to the report previously prepared for fiscal year 2008 on executive compensation trends and a competitive compensation analysis covering the Company’s executives. While the Compensation Committee aims to have each Named Executive Officer’s compensation be within the range of the compensation provided for similar positions within the peer group described below, the Compensation Committee did not “benchmark” fiscal year 2009 compensation of our Named Executive Officers to specific guidelines or compensation paid by peer companies.

The Compensation Committee’s updated market review was based upon two different sources of compensation data provided by Aon Consulting – a selected peer group of companies and published surveys. The peer companies were approved by the Compensation Committee upon recommendation from Aon Consulting and management. The peer companies include other publicly held businesses with which we compete for talent in our or similar industries with a size and complexity similar to ours. The peer group data was based on publicly available information. In selecting the companies for inclusion in the peer group, the following factors were considered: net revenues; number of employees; and market capitalization. The peer group companies selected in fiscal year 2009 were:

• Applied Signal Technology, Inc.	• Harris Stratex Networks, Inc.

• Argon ST, Inc.	• Loral Space & Communications Inc.

• Cubic Corporation	• Orbital Sciences Corporation

• EMS Technologies, Inc.	• TeleCommunication Systems, Inc.

• Globecomm Systems Inc.	• ViaSat, Inc.

Five companies were removed from the peer group from fiscal year 2008: Comtech Telecommunications Corp., Herley Industries, Inc., ORBCOMM Inc., Radyne Corporation and Trimble Navigation Limited. This adjustment was made for fiscal year 2009 to make certain that the peer group was an appropriate reflection of the companies with which we compete for talent, taking into consideration various factors, as discussed above. The survey sources relied upon for our 2009 review generally were broad in scope and contained compensation data from hundreds of similarly sized companies. For fiscal year 2009, these survey sources were: the 2008 William M. Mercer Executive Compensation Report, All Organizations/Revenue Less than $500 Million; the 2008-2009 Watson Wyatt Industry Report on Top Management Compensation—Regression, All Organizations/Revenue: $50—$500 Million; and the 2008 Confidential Radford Executive Survey, All Organizations, $50 Million to $199.9 Million Revenues/Under $50 Million for subsidiaries.

Current Executive Compensation Elements

Base Salary

Purpose. We strive to provide our Named Executive Officers with a competitive base salary that is in line with their roles and responsibilities. We view base salary as an important component of each Named Executive Officer’s overall compensation package. Base salaries are reviewed annually or at the time of promotion or other changes in responsibilities. In determining whether to award base salary increases, the Compensation Committee considers the Company’s business outlook, the Company’s budget, the executive officer’s overall performance, the executive officer’s historical compensation, internal pay equity and other factors, including any retention concerns. As previously noted, in fiscal year 2008, the Compensation Committee retained Aon Consulting to conduct a market review of our Named Executive Officers’ base salaries. In addition to considering the factors listed above, the Compensation Committee considered the market review in determining fiscal year 2009 salaries, as described below. Our Chief Executive Officer provides recommendations on base salary increases for Named Executive Officers other than himself, taking into consideration the factors above and the information provided by Aon Consulting.

Fiscal Year 2009 Decisions. On October 22, 2008, the Compensation Committee determined that effective November 1, 2008, each of our Named Executive Officers who, at the time, continued to be employed by the Company would receive an annual salary increase as follows:

Name (1)	Fiscal Year 2008 Base Salary	Fiscal Year 2009 Base Salary	Percentage Change
William M. Bambarger, Jr.	$235,000	$275,000	17%
Stuart C. Daughtridge	$234,921	$270,000	15%
James B. Kramer	$153,211	$225,000	47%
John B. Higginbotham	$360,000	$390,000	8%
James G. Schuetzle	$234,870	$270,000	15%

(1)	Messrs. Casner, Adams and Gaffney were not executive officers of the Company on October 22, 2008. Messrs. Casner and Adams had not yet been hired as executive officers, and Mr. Gaffney had resigned as an executive officer and was, at the time, performing services as a contract employee.

Based upon the market review that Aon Consulting prepared in fiscal year 2008 and the other factors listed above, the former Chief Executive Officer made recommendations for salary increases for the Named Executive Officers other than himself. The Compensation Committee determined the former Chief Executive Officer’s base salary increase based on the market review and the other factors listed above. The market review indicated that our Named Executive Officers’ fiscal year 2008 base salaries were at the low end of the competitive range relative to our peer group. The Compensation Committee approved base salary increases that resulted in base salaries for the Named Executive Officers at a level near the median of our 2008 peer group.

In addition to the increases above, on June 1, 2009, the former Chief Executive Officer recommended, and the Compensation Committee approved, a $25,000 increase to Mr. Bambarger’s base salary and a $10,000 increase to Mr. Adams’ base salary. Mr. Bambarger’s base salary increase was given as a retention mechanism, and Mr. Adams’ base salary increase was meant to reward his outstanding performance during his first few months with the Company. The increases resulted in base salaries that were within the range of base salaries paid by our peer group for comparable positions. On August 10, 2009, in connection with his hire as the Chief Executive Officer, the Compensation Committee determined that Mr. Casner’s base salary would be $390,000. This was the same as the former Chief Executive Officer’s salary.

Fiscal Year 2010 Decisions. On September 28, 2009, based upon the Chief Executive Officer’s recommendation, and taking into consideration the updated market review provided by Aon Consulting, Mr. Kramer’s base salary was increased by $25,000 in recognition of his added responsibilities as a result of a reorganization of reporting structures within the Company. On December 4, 2009, the Compensation Committee met to consider fiscal year 2010 base salaries. Based upon the Chief Executive Officer’s recommendations, and taking into consideration the updated market review provided by Aon Consulting, the Compensation Committee decided to increase Mr. Adams’ base salary by $20,000 to reflect his taking on additional duties. Based on fiscal year 2009 financial results, the Compensation Committee determined not to make any changes to the base salaries for the other Named Executive Officers.

Annual Cash Incentive Bonus

Purpose. In fiscal year 2009, Messrs. Bambarger, Daughtridge, Kramer, Higginbotham and Schuetzle participated in the Integral Systems, Inc. Executive Officer Incentive Plan for FY 2009 (the “EIP”), which is an annual cash incentive plan designed to reward satisfaction of short-term goals. Messrs. Casner, Adams and Gaffney did not participate in the EIP because they were not executive officers at the time the EIP was approved in January 2009.

In fiscal year 2009, the Compensation Committee formalized the EIP and established measurable objective criteria consistent with the Company’s annual operating plan. These objective measures are designed to drive Company performance. Annual bonuses are paid in cash following completion of our fiscal year. Prior to payment, the Compensation Committee reviews and approves the bonus payouts for our eligible Named Executive Officers. As discussed further below, no bonuses were paid out under the EIP because the Company did not meet its targets for fiscal year 2009.

Fiscal Year 2009 EIP Target Opportunities. Each Named Executive Officer participating in the EIP had an assigned target bonus that was a percentage of base pay as follows: Mr. Higginbotham—75%; Mr. Bambarger—50%; and Messrs. Daughtridge, Kramer and Schuetzle—40%. The Compensation Committee increased the bonus opportunity of these Named Executive Officers (other than for Mr. Higginbotham) from the fiscal year 2008 opportunities from 30% of base salary in order to bring their target bonus opportunity up to a level the Compensation Committee considered to be competitive with our peer group for each respective position. The Compensation Committee’s decision was based on the market review conducted by Aon Consulting in fiscal year 2008. The Compensation Committee determined not to change Mr. Higginbotham’s bonus opportunity as the Compensation Committee considered his bonus opportunity to be competitive with our peer group for his position.

The actual bonus payments earned by each employee annually under the EIP may be either less than or greater than their target bonus depending on whether and the extent to which the various performance goals (as discussed below) are achieved in the fiscal year, and further subject to the Compensation Committee’s discretion. The actual bonus earned may range from 0% to 200% of the target. If no corporate or group performance goals are achieved, the bonus payout is limited to the portion of the bonus assigned to individual goals. If no goals are achieved, the bonus payout will be zero. Further, pursuant to the EIP, a participant’s payout cannot exceed 100% of target unless the corporate performance goal is at least 100% achieved, and, in the event that earnings per share achievement (one of the corporate performance goals) is less than 90% of target, the corporate performance achievement percentage will be set to zero.

Fiscal Year 2009 Performance Goals. Awards opportunities under the EIP in fiscal year 2009 were based on corporate, group (as applicable) and individual performance. EIP corporate and group goals were recommended by management and reviewed and approved by the Compensation Committee. Individual goals for our Named Executive Officers other than our former Chief Executive Officer were recommended by our former Chief Executive Officer after consultation with each individual executive officer. Individual goals were generally qualitative and reflect key business and strategic objectives for each Named Executive Officer. The corporate and group goals were approved by the Compensation Committee on January 27, 2009, and reflect financial and business performance objectives consistent with the Company’s annual operating plan. In light of difficult economic conditions during the year, the corporate goals were modified on May 8, 2009, to make certain that the EIP would continue to serve an incentive function.

Our Named Executive Officers’ bonus opportunities in fiscal year 2009 under the EIP were tied in part to the performance of the Company as a whole. The opportunity for Messrs. Higginbotham and Bambarger, who were not responsible for a group, were based 50% on the achievement of corporate goals and 50% on the achievement of individual goals. The award opportunities for the other participating Named Executive Officers, who were responsible for group performance during fiscal year 2009 were determined based 50% on corporate goals, 30% on their respective group goals and 20% on individual goals.

The Compensation Committee established the following four corporate goals for fiscal year 2009 (pre- and post-amendment goals are reflected):

Annual Financial Measures for Fiscal Year 2009	Target	Revised Target	Weight
Revenue	$200 million	$180 million	25%
Operating Income	$30 million (pre-bonus)	$11 million (post-bonus)	25%
Bookings (1)	$210 million	$180 million	25%
Earnings per Share	$1.12 (pre-bonus)	$0.45 (post-bonus)	25%

(1)	Bookings are calculated by aggregating the contract value for new contracts and change orders awarded during the specified period. Contract value represents future revenue to be earned in connection with performing the services or delivering the product.

These criteria were selected because the Compensation Committee believed they were the key corporate drivers of stockholder value for fiscal year 2009, focusing our Named Executive Officers on growth and profitability. As explained in more detail in the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” the actual bonus amount paid for each corporate goal is based on a sliding scale for achievement attained in between threshold, target and stretch levels.

The group goals for the Commercial and Government divisions established by the Compensation Committee for fiscal year 2009 that were applicable to Mr. Daughtridge (Space Communications Systems—SCS), Mr. Kramer (Commercial) and Mr. Schuetzle (Government) are shown below. The weighting for each goal is also shown in the table.

Group	Revenue Weight: 34%	Operating Income Weight: 33%	Bookings Weight: 33%
SCS	$65 million	$16 million	$70 million
Commercial	$30 million	$3 million	$25 million
Government	$105 million	$11 million	$105 million

In addition to the corporate and group performance measures, a portion of each Named Executive Officer’s bonus payout was to be determined based on individual performance. The individual performance considerations, as determined in January 2009, were as follows:

•

Mr. Higginbotham: lead the organization to achieve fiscal year 2009 financial objectives, support expansion of Company relationships in the capital markets, develop and implement a program for increased awareness with federal governmental leadership, create and implement feasible technology evolution and IP protection plans, explore new business opportunities, and identify and develop transformation acquisitional opportunities.

•

Mr. Bambarger: fully implement Company-wide accounting systems, manage successful audit of fiscal year 2009 financials, manage Company debt arrangements, secure coverage from additional financial analysts, identify and develop transformation acquisition opportunities, and implement Company-wide purchase programs for certain items in order to reduce costs.

•

Mr. Daughtridge: manage RT Logic through transition, utilize group and Company technology to create new products to expand in current markets and move into adjacent markets, and restructure SCS operations to take advantage of synergies.

•

Mr. Kramer: improve business development overall and support corporate integration initiatives, reduce financial dependency on satellite operator market and increase product sales, add expertise to staffing to allow further penetration into geolocation and antenna integration markets, and advance products in accordance with the R&D plans and review product pricing.

•

Mr. Schuetzle: retain current contracts, achieve expense and funding parity going forward, achieve target utilization rates on labor, maintain excellent program management performance, win new programs, build customer relationships and improve overall business development, and utilize technology to create new products to expand in current markets and move into adjacent markets.

Fiscal Year 2009 Actual Performance and EIP Award Payouts

No payouts were made under the EIP for fiscal year 2009 with respect to the corporate and group goals because the performance targets, as adjusted, were not satisfied. Given that the Company did not meet its corporate and group goals, the Compensation Committee used its discretion under the EIP to determine that no bonuses would be paid out with respect to the individual performance goals.

Discretionary Bonuses

In connection with his hire, and based upon the arm’s length negotiation of his employment agreement, the Compensation Committee approved a sign-on bonus for Mr. Adams of $25,000. On May 8, 2009, based upon the recommendation of Mr. Higginbotham, the former Chief Executive Officer, the Compensation Committee approved discretionary bonus payments to Messrs. Higginbotham and Bambarger for $55,000 and $25,000, respectively. These bonuses were awarded to reward Messrs. Higginbotham and Bambarger for their contributions to the Company during fiscal year 2008 and fiscal year 2009.

Fiscal Year 2010 Decisions

On September 30, 2009, the Compensation Committee approved the Management Incentive Plan for fiscal year 2010 (the “MIP”). Participants in the MIP include the Named Executive Officers, other than those who resigned during fiscal year 2009.

Each Named Executive Officer is eligible for a cash bonus under the MIP based upon a percentage of their base salary, as follows: Mr. Casner—75%, Mr. Bambarger—50%, Major General Ward (our Chief Operating Officer)—50%, Mr. Adams—50%, Mr. Daughtridge—40% and Mr. Kramer—40%. Mr. Casner was given the same opportunity for fiscal year 2010 that was given to our former Chief Executive Officer, Mr. Higginbotham, for fiscal year 2009. Mr. Adams was given a bonus opportunity that the Compensation Committee considered to be competitive with our peer group for General Counsel. Otherwise, the Compensation Committee kept bonus opportunities consistent with fiscal year 2009. The Compensation Committee considers these opportunities to be competitive with our peer group for each respective position. The Compensation Committee’s decision was based, in part, on the updated market review prepared by Aon Consulting in fiscal year 2009.

Funding of the MIP for the Named Executive Officers will be determined by the Company’s attainment of corporate (80% weighting) and individual (20% weighting) goals, which the MIP provides will be approved by the Compensation Committee. Corporate goals are based on performance metrics regarding bookings (30% weighting), revenue (20% weighting), gross profit (30% weighting) and earnings per share (20% weighting). In the event that the corporate gross profit achievement is less than 90% of the target, any individual performance award percentage can be set to zero at the discretion of management and/or the Compensation Committee. Bonuses based on performance against the MIP’s goals can range from 0% to 200% (based on 120% and higher performance).

Long-Term Equity-Based Incentive Compensation

Purpose. The objectives of our equity-based incentive compensation program are to encourage hiring, retention and stock ownership and to align our executive officers’ interests with those of our stockholders. Historically, and in fiscal year 2009, our Named Executive Officers have received stock options. Stock options are intended to align the interests of the Named Executive Officers with the interests of stockholders by tying a portion of executive compensation to long-term stock price appreciation. In order to achieve this alignment and encourage retention, we have historically granted options to our executive officers that generally vest over a multi-year period. We do not have a policy in place regarding the allocation of long-term incentives for our executive management team relative to other elements of compensation. In fiscal year 2009, as part of its market review, the Compensation Committee engaged Aon Consulting to assist in determining an appropriate level of long-term equity incentive compensation to remain competitive in our industry. In addition to annual stock option awards, our executive officers may receive stock options in connection with the commencement of their employment or upon promotion.

For administrative convenience, the Board of Directors typically awards annual stock option grants only once per year at a scheduled meeting. Throughout the year, the Compensation Committee may also approve new hire or promotion equity awards. For annual awards, the Compensation Committee’s general policy is to grant stock options on the date it approves them. The exercise price is determined in accordance with the terms of the 2008 Stock Incentive Plan (the closing price on the date of grant) and cannot be less than the fair market value of our Common Stock on the date of grant.

Fiscal Year 2009 Decisions. In awarding stock options in fiscal year 2009, the Compensation Committee considered market data, the Company’s budget, the level of responsibility, experience, and each Named Executive Officer’s individual performance and contribution to the Company’s performance.

All equity awards granted in fiscal year 2009 to Named Executive Officers are shown in the Grants of Plan-Based Awards Table included in this proxy statement. Named Executive Officers with the ability to significantly impact long-term strategic objectives received a greater number of annual stock option awards. Consequently, our current Chief Executive Officer, Mr. Casner upon his hire, and our former Chief Executive Officer, Mr. Higginbotham, during the fiscal year 2009 annual grant, received the largest annual stock option award because the Compensation Committee believes the Chief Executive Officer has the greatest potential impact on the Company’s long-term strategic objectives. The other Named Executive Officers received grants at levels consistent with their potential impact on the Company’s long-term strategic objectives. According to the updated market review prepared by Aon Consulting for fiscal year 2009, the equity awards granted in fiscal year 2009 to our Named Executive Officers were within the range of equity awards granted by our peer group for comparable positions.

In fiscal year 2009, Mr. Casner received an option award in connection with his commencing employment as Chief Executive Officer. Because Messrs. Gaffney and Schuetzle were not executive officers at the time that the fiscal year 2009 annual grant was made, they did not receive a stock option grant during fiscal year 2009.

Benefit and Retirement Programs. Our Named Executive Officers are eligible to participate in benefits plans that are available to substantially all of our employees, including participation in the Company’s 401(k) savings plan, medical insurance, dental insurance, life insurance and disability insurance programs. We do not sponsor a defined benefit retirement plan or deferred compensation plan for any of our employees.

Perquisites. Except with respect to certain benefits provided to Mr. Adams, the Company does not provide its Named Executive Officers with any additional benefits or perquisites not available to all other employees. Mr. Adams received benefits to reimburse his legal fees incurred in connection with the negotiation of his employment agreement as well as commuting costs for travel to the Company’s headquarters in Lanham, Maryland from his principal place of residence in Seattle, Washington. The Company also reimbursed him for his related lodging expenses. The Compensation Committee believed these perquisites were reasonable and in the best interests of the Company insofar as they allowed us to retain Mr. Adams. These benefits are described further in the footnotes to the Summary Compensation Table contained in this proxy statement.

Employment Agreements, Severance Benefits and Change in Control Provisions

In fiscal year 2009, the Company was a party to employment agreements with each Named Executive Officer other than Messrs. Casner and Kramer, who do not have employment agreements. The agreements provide for, among other things, specified payments in the event of termination of employment in certain circumstances. The Compensation Committee believes that it is important to provide our Named Executive Officers with some measure of financial security in the event their employment is terminated without cause. Our severance arrangements also provide an incentive for our Named Executive Officers to refrain from competing with the Company and to cooperate with the Company while employed by the Company, and, in the event their employment is terminated, after termination.

With the exception of Mr. Higginbotham’s employment agreement, which is no longer in effect, and Messrs. Bambarger’s and Adams’ employment agreements, which provide for certain “double-trigger” benefits, our employment agreements and arrangements with our Named Executive Officers do not provide enhanced severance benefits upon a change in control of the Company. In connection with the arm’s length negotiation of Mr. Adams’ employment agreement during fiscal year 2009, the Compensation Committee agreed to provide him with double-trigger acceleration of his stock options upon certain terminations following a change in control. And, during fiscal year 2009, the Compensation Committee determined that it was appropriate to provide Mr. Bambarger with this benefit as well for purposes of internal pay equity.

Under our 2002 Stock Option Plan and our 2008 Stock Incentive Plan, if the Company is involved in a change in control transaction and is not the surviving corporation, all outstanding unvested stock options will vest and become exercisable if they are not assumed by the acquiring entity. The Compensation Committee believes that the interests of our stockholders are best served if the interests of our senior management are aligned with theirs. The Compensation Committee believes that the Company’s severance and change in control arrangements are reasonable and consistent with the practices of similarly situated companies.

For additional information regarding the potential severance benefits payable to our Named Executive Officers under various circumstances, as well as any severance benefits paid in fiscal year 2009, see the description under “Potential Payments Upon Termination of Employment and Change in Control” contained in this proxy statement.

Accounting and Tax Implications of Our Compensation Program

In designing our executive compensation program, the Compensation Committee considers the financial accounting and tax consequences to the Company as well as to our employees. We account for equity compensation paid to our employees under financial accounting standards, which generally require us to estimate and record an expense over the service period of the award. The cost of outstanding equity awards is considered by management as part of our equity grant recommendations.

In evaluating the structure of our compensation program, the Compensation Committee considers the potential impact of Section 162(m) of the Internal Revenue Code (the “Code”). Code Section 162(m) limits the Company’s federal tax deduction on compensation paid in excess of $1 million a year to our Chief Executive Officer and our next three most highly compensated Named Executive Officers (other than our Chief Financial Officer). The IRS’s limitation does not apply to compensation that qualifies as “performance based” under federal tax law. Our policy is to structure, to the extent practicable, compensation arrangements with our executive officers to be fully deductible under federal tax law unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. No compensation payable to our Named Executive Officers for fiscal year 2009 was subject to the Code Section 162(m) limitations.

We will continue to monitor issues concerning the deductibility of executive compensation and will take appropriate action if and when it is warranted. Because corporate objectives may not always be consistent with the requirements for full deductibility, we are prepared, when appropriate, to enter into compensation arrangements under which payments may not be deductible under Code Section 162(m). Thus, deductibility will not be the sole factor used in ascertaining appropriate levels or modes of compensation.

Summary Compensation Table

The following Summary Compensation Table shows the compensation paid, accrued or expensed with respect to our Named Executive Officers during the year indicated:

Name and Principal Position (1)	Year	Salary ($) (2)	Bonus ($) (3)	Option Awards ($) (4)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (5)	Total ($)
Paul G. Casner Chief Executive Officer and President (6)	2009	55,500	—	233,106	(7)	—	40,696	329,302

William M. Bambarger, Jr. Chief Financial Officer (8)	2009	277,521	25,000	337,546		—	16,414	656,482
	2008	236,827	—	81,550		99,846	13,025	431,198
	2007	2,712	—	3,006		—	—	5,718

R. Miller Adams Executive Vice President and General Counsel (9)	2009	162,154	25,000	28,646		—	29,480	245,281

Stuart C. Daughtridge Executive Vice President and General Manager, Products Group (10)	2009	264,827	—	119,592		—	14,396	398,815
	2008	233,147	—	26,621		89,323	25,486	374,577
	2007	217,464	87,000	11,465		—	23,868	339,797

James B. Kramer Senior Vice President and General Manager, Civil and Commercial Group (11)	2009	219,024	—	47,501		—	12,974	279,499

John B. Higginbotham	2009	342,238	55,000	1,358,880		—	162,216	1,918,334
Former Chief Executive Officer and President (12)	2008	83,078	211,194	272,026		—	—	566,298

Peter J. Gaffney	2009	292,035	—	57,324		—	12,518	361,877
Former Executive Vice President, New Business Development and Technology (13)	2008	267,051	—	57,324		95,106	24,926	444,407
	2007	261,264	80,000	57,324		—	26,014	424,602

James G. Schuetzle Former Executive Vice President, Government Systems (14)	2009	147,684	—	(17,943)		—	159,822	289,563
	2008	232,925	—	21,844		99,329	25,458	379,556
	2007	215,644	86,000	6,688		—	23,652	331,984

(1)	The listed positions are those held as of December 31, 2009, unless otherwise indicated.
(2)	Includes any amounts contributed by our Named Executive Officers to our qualified 401(k) savings plan.
(3)	The amounts in this column represent (i) a sign-on bonus granted to Mr. Adams per the terms of his employment agreement dated February 25, 2009; and (ii) discretionary bonuses granted to Messrs. Higginbotham and Bambarger on May 8, 2009. See “Compensation Discussion and Analysis—Discretionary Bonuses” above for further discussion of these payments.
(4)	The amounts set forth in this column represent the value of stock options recognized for financial statement reporting purposes for the fiscal year, disregarding estimates of forfeitures related to service-based vesting conditions. The compensation expense reflected is for grants made in fiscal year 2009 and grants made in prior years, which continued to be expensed in fiscal year 2009. The full grant date fair value of the option awards granted in fiscal year 2009 is included in the “Grants of Plan-Based Awards” table included in this proxy statement. For additional information about the assumptions used in these calculations, see Note 12 to the audited consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended September 25, 2009.

(5)	For Messrs. Bambarger, Daughtridge, Kramer and Gaffney, the amounts shown under the All Other Compensation column represent the Company’s matching contribution under our 401(k) plan. For Mr. Casner, the amount shown is for fees paid to Mr. Casner for his service as a non-employee director in fiscal year 2009 prior to becoming an employee. For Mr. Adams, the amount shown includes $23,248 for commuting expenses for travel between the Company’s headquarters and his principal place of residence, $2,629 for related lodging expenses and $3,603 for car rental and other transportation costs while he worked at the Company’s headquarters. For Mr. Higginbotham, the amount shown includes $6,716 in 401(k) matching contributions and $155,500 in severance costs paid in accordance with his Agreement and Release described in the “Potential Payments Upon Termination of Employment and Change in Control” section of this proxy statement. For Mr. Schuetzle, the amount shown includes $10,130 in 401(k) matching contributions and $149,692 in severance costs paid in accordance with his Agreement and Release described in the “Potential Payments Upon Termination of Employment and Change in Control” section of this proxy statement.
(6)	Mr. Casner was appointed as the Company’s Chief Executive Officer effective August 6, 2009.
(7)	Includes expense recognized for financial statement reporting purposes for fiscal year 2009 related to stock options previously provided to Mr. Casner for his service as a non-employee director.
(8)	Mr. Bambarger was appointed as the Company’s Chief Financial Officer effective September 25, 2007.
(9)	Mr. Adams was appointed as the Company’s General Counsel effective February 25, 2009. Mr. Adams was appointed as an Executive Vice President (in addition to General Counsel) effective March 27, 2009.
(10)	Mr. Daughtridge was appointed as the Company’s Executive Vice President, Commercial Division effective October 2004. Mr. Daughtridge was appointed Executive Vice President and General Manager, Space Communications Systems and acting President of RT Logic, Inc. effective October 17, 2008. Mr. Daughtridge was appointed Executive Vice President and General Manager, Products Group effective October 15, 2009.
(11)	Mr. Kramer was appointed as the Company’s Senior Vice President and General Manager, Civil and Commercial Group effective October 15, 2009. Mr. Kramer previously served as the Company’s Vice President of Commercial Programs.
(12)	Mr. Higginbotham resigned as the Company’s Chief Executive Officer and President and as a member of the Board of Directors effective August 5, 2009.
(13)	Mr. Gaffney resigned his position as Executive Vice President, New Business and Technology Development effective October 21, 2008 and entered into a Contract Employee Services Agreement, which governed the terms of his new role as a contract employee and member of the Company’s Senior Executive Advisor Task Force. Mr. Gaffney was appointed Vice President of Strategic Planning and Corporate Business Development effective September 14, 2009.
(14)	Mr. Schuetzle resigned his position as the Company’s Executive Vice President, Government Systems effective March 20, 2009. Mr. Schuetzle agreed to serve in a consulting capacity until March 20, 2010.

Grants of Plan-Based Awards for Fiscal Year 2009

The following table sets forth information with respect to grants of equity awards to our Named Executive Officers in fiscal year 2009. The equity awards granted in 2009 identified in the table below are also reported in the Outstanding Equity Awards at 2009 Fiscal Year-End Table.

Name	Approval Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock & Option Awards ($) (3)
			Threshold ($)	Target ($)	Maximum ($)
Paul G. Casner
2009 Director Grant (4)		5/8/2009				20,000	8.32	82,500
New Hire Grant		8/10/2009				100,000	7.31	378,100

William M. Bambarger, Jr.
Incentive Compensation Plan			0	137,500	275,000
2009 Option Grant		5/8/2009				50,000	8.32	206,250

R. Miller Adams
2009 Option Grant		5/8/2009				50,000	8.32	206,250

Stuart C. Daughtridge
Incentive Compensation Plan			0	108,000	216,000
2009 Option Grant		5/8/2009				30,000	8.32	123,750

James B. Kramer
Incentive Compensation Plan			0	90,000	180,000
2009 Option Grant		5/8/2009				30,000	8.32	123,750

John B. Higginbotham
Incentive Compensation Plan			0	292,500	585,000
2009 Option Grant		5/8/2009				100,000	8.32	412,500
Modification (2009 Grant) (5)	8/10/2009	8/5/2009				100,000	8.32	(96,300)

James G. Schuetzle
Incentive Compensation Plan			0	108,000	216,000

(1)	The amounts shown for all Named Executive Officers represent the potential payouts under our Executive Incentive Plan for Fiscal Year 2009. No amounts were actually paid under the Executive Incentive Plan to Named Executive Officers. Because Messrs. Casner, Adams and Gaffney were not executive officers upon approval of the Executive Incentive Plan for Fiscal Year 2009 in January of 2009, they did not participate in the plan. See “Compensation Discussion and Analysis—Annual Cash Incentive Bonus” above for further discussion.
(2)	The options reported under this column were granted under our 2008 Stock Incentive Plan.
(3)	The amounts reported in this column represent the full grant date fair value of the awards calculated in accordance with financial accounting standards, using the Black-Scholes option-pricing model. For additional information about the assumptions used in these calculations, see Note 12 to the audited consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended September 25, 2009.
(4)	Mr. Casner received this option grant while he was a non-employee director of the Company.
(5)	Per the terms of his Agreement and Release dated August 5, 2009 and effective August 5, 2009, Mr. Higginbotham’s options granted on May 8, 2009 became fully vested and will remain exercisable until August 5, 2014. The incremental change to the grant date fair value of these options due to the modification of the original terms of the options is reflected in the table, above.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Arrangements and Agreements

Mr. Casner’s Compensation Arrangement. Mr. Casner was appointed as Chief Executive Officer of the Company effective August 6, 2009 and on August 10, 2009, the Compensation Committee agreed upon a compensation arrangement for Mr. Casner. Mr. Casner’s annual base salary is $390,000. Mr. Casner was issued options to purchase 100,000 shares of the Company’s Common Stock, which options shall vest in three equal installments on the grant date and the first two anniversaries of the grant date. Mr. Casner was and will continue to be eligible to receive an annual cash incentive bonus for fiscal years 2009 and 2010, at the discretion of the Board of Directors. Mr. Casner is also eligible to participate in benefit plans that are generally available to the Company’s employees, such as the 401(k) plan, disability and life insurance, and vacation, sick and holiday time off.

Mr. Bambarger’s Employment Agreement. We entered into an employment agreement with Mr. Bambarger, the Company’s Chief Financial Officer, effective as of October 1, 2007, as amended April 30, 2008 and May 8, 2009 (the “Bambarger Agreement”). Mr. Bambarger’s annual base salary was initially set at $235,000 and is currently $300,000. Mr. Bambarger’s base salary may be increased, but not decreased, based upon the evaluation of his performance and the compensation policies of the Company. Mr. Bambarger is also eligible to participate in any present or future bonus, profit sharing, stock option or other employee compensation or incentive plan adopted by the Company as well as any other benefit plans available to other executive officers of the Company. The term of the Bambarger Agreement is for a period of three years and will automatically continue to extend for additional one-year terms unless either party gives at least 120 days’ notice prior to the last day of the initial term or any renewal period.

Mr. Adams’ Employment Agreement. We entered into an employment agreement with Mr. Adams, the Company’s General Counsel, effective as of February 25, 2009 (the “Adams Agreement”). Mr. Adams was appointed as an Executive Vice President (in addition to General Counsel) on March 27, 2009. Under the Adams Agreement, Mr. Adams’ annual base salary was initially $270,000 and is currently $300,000, and his annual target bonus opportunity is 50% of base salary, with the actual bonus, if any, determined pursuant to the Company’s applicable annual incentive compensation plan as in effect from time-to-time. Mr. Adams’ base salary may be increased, but not decreased, based upon the evaluation of his performance and the compensation policies of the Company. Additionally, Mr. Adams received a sign-on bonus of $25,000 and a stock option grant of 50,000 shares. The Company agreed to provide Mr. Adams with an extended residence stay and a rental car for four weeks, reimbursement for the cost of two round-trip, coach-class tickets per month during the first three years of the Adams Agreement or during any renewal period and reimbursement of up to $10,000 for his legal fees incurred in connection with the negotiation of the Adams Agreement. Mr. Adams is also eligible to participate in any present or future bonus, profit sharing, stock option or other employee compensation or incentive plan adopted by the Company as well as any other benefit plans available to other executive officers of the Company. The term of the Adams Agreement is for a period of three years and will automatically continue to extend for additional one-year terms unless either party gives at least 180 days’ notice prior to the last day of the initial term or any renewal period.

Mr. Daughtridge’s Employment Agreement. We entered into an employment agreement with Mr. Daughtridge, the Company’s former Executive Vice President, Commercial Division and current Executive Vice President and General Manager of the Company’s Products Group, effective as of December 5, 2007 (the “Daughtridge Agreement”). Under the Daughtridge Agreement, Mr. Daughtridge’s annual base salary was initially $220,584 and is currently $270,000. Mr. Daughtridge’s base salary may be increased, but not decreased, based upon the evaluation of his performance and the compensation policies of the Company. Mr. Daughtridge is also eligible to participate in any present or future bonus, profit sharing, stock option or other employee compensation or incentive plan adopted by the Company as well as any other benefit plans available to other executive officers of the Company. The term of the Daughtridge Agreement is for a period of three years and will automatically continue to extend for additional one-year terms unless either party gives at least 120 days’ notice prior to the last day of the initial term or any renewal period.

Mr. Kramer’s Compensation Arrangement. Mr. Kramer is Senior Vice President and General Manager of the Civil and Commercial Group. His annual base salary is currently $250,000.

Mr. Higginbotham’s Employment Agreement and Agreement and Release. The Company entered into an agreement with Mr. Higginbotham that covered the terms of his employment with the Company as Chief Executive Officer on July 9, 2008, as subsequently amended August 7, 2008 and February 20, 2009 (the “Higginbotham Agreement”). The Higginbotham Agreement provided that the Company would cause Mr. Higginbotham to be nominated to the Board of Directors. The financial terms of the Higginbotham Agreement included (1) an annual base salary of $360,000 (it was $390,000 as of his resignation), (2) a one-time signing bonus of $75,000 and (3) an annual target bonus opportunity of 75% of his base salary, with a maximum annual bonus opportunity of up to 150% of his base salary.

Pursuant to the Higginbotham Agreement, the Company granted Mr. Higginbotham stock options to purchase 550,000 shares of Common Stock. The Company also would consider an additional award of stock options (with a target award covering at least 100,000 shares) under the Company’s equity incentive plan on each anniversary of the Higginbotham Agreement. Stock options awarded to Mr. Higginbotham were to vest in four equal annual installments on the anniversaries of the date of grant (or for future awards, on a schedule that results in vesting at least as quickly), provided that Mr. Higginbotham was still employed with or providing services to the Company.

Mr. Higginbotham resigned from the Company, effective August 5, 2009. In connection with his resignation, Mr. Higginbotham and the Company entered into an Agreement and Release, dated August 10, 2009 (the “Higginbotham Release Agreement”), which is described in further detail in the “Potential Payments Upon Termination of Employment and Change in Control” section of this proxy statement.

Mr. Gaffney’s Employment Agreement and Contract Employee Services Agreement. On September 12, 2007, the Company and Mr. Gaffney entered into an employment agreement, pursuant to which Mr. Gaffney was engaged as the Company’s Executive Vice President, New Business Development and Technology (the “Gaffney Agreement”). Under the Gaffney Agreement, Mr. Gaffney’s annual base salary was initially $265,012.80. Mr. Gaffney’s base salary could be increased, but not decreased, based upon the evaluation of his performance and the compensation policies of the Company. Mr. Gaffney was also eligible to participate in any present or future bonus, profit sharing, stock option or other employee compensation or incentive plan adopted by the Company as well as any other benefit plans available to other executive officers of the Company.

On October 21, 2008, Mr. Gaffney resigned his employment and entered into a Contract Employee Services Agreement (the “Gaffney Services Agreement”), which governed the terms of his new role as a contract employee and member of the Company’s Senior Executive Advisor Task Force. The Gaffney Services Agreement replaced the Gaffney Agreement. The Gaffney Services Agreement provided for an annual retainer of $291,512 and eligibility for a performance bonus of up to 40% of the annual aggregate retainer for exceptional performance. Pursuant to a letter agreement and a related side letter (together, the “Gaffney Letter Agreement”), the Company engaged Mr. Gaffney as Vice President of Strategic Planning and Corporate Business Development effective September 14, 2009. Under the Gaffney Letter Agreement, Mr. Gaffney’s annual base salary is $240,000. Mr. Gaffney is also eligible to participate in the Company’s comprehensive employee benefit program for regular full-time employees. The Gaffney Letter Agreement is for no specified period and can be terminated at any time.

Mr. Schuetzle’s Employment Agreement and Release Agreement. We entered into an employment agreement with Mr. Schuetzle, the Company’s former Executive Vice President, Government Systems, effective as of December 5, 2007 (the “Schuetzle Agreement”). Under the Schuetzle Agreement, Mr. Schuetzle’s annual base salary was initially $219,710 and was $270,000 as of his resignation. Mr. Schuetzle’s base salary could be increased, but not decreased, based upon the evaluation of his performance and the compensation policies of the

Company. Mr. Schuetzle was also eligible to participate in any present or future bonus, profit sharing, stock option or other employee compensation or incentive plan adopted by the Company as well as any other benefit plans available to other executive officers of the Company.

Mr. Schuetzle resigned from the Company, effective March 20, 2009. Mr. Schuetzle agreed to serve in a consulting capacity until March 20, 2010. In connection with his resignation, Mr. Schuetzle and the Company entered into an Agreement and Release, dated March 20, 2009 (the “Schuetzle Release Agreement”), which is described in further detail in the “Potential Payments Upon Termination of Employment and Change in Control” section of this proxy statement.

2008 Stock Option Plan

All stock options granted in fiscal year 2009 were granted under our 2008 Stock Incentive Plan. The 2008 Stock Incentive Plan provides that the closing price on the grant date is used as the exercise price (or strike price) for stock options. The option awards reflected in the Grants of Plan-Based Awards table as the “2009 Option Grant” are grants of qualified and non-qualified stock options to purchase shares of our Common Stock which, with the exception of Mr. Casner’s new hire award and the modification to Mr. Higginbotham’s annual award, were approved and granted by the Compensation Committee on May 8, 2009, as part of our 2009 annual grant of long-term equity-based incentive awards. Mr. Casner’s new hire grant was approved and granted on August 10, 2009; and vests ratably on the grant date and the first two anniversaries of the grant date. Mr. Higginbotham’s annual stock option award was modified in connection with his resignation per the terms of the Higginbotham Release Agreement.

The 2009 Option Grant stock options vest ratably over three years on the first, second and third anniversaries of the grant date. Unvested stock options will fully vest and become exercisable to the extent the options are not assumed by an acquiror or successor entity in connection with a change in control (as defined in the option agreements). Stock options are subject to forfeiture and/or time limitations on exercise in the event an executive officer’s employment terminates.

Annual Incentive Plan Awards

Determination of Payouts for Corporate Performance. For fiscal year 2009, each corporate goal was assigned a multiplier based on the level of performance against the plan. The following table illustrates the threshold, target and stretch level of achievement against the plan for each corporate goal and the corresponding percent of the target earned for each metric.

Performance Against Plan (%)	Percent of Target Earned for Revenue & Bookings	Percent of Target Earned for Operating Income & Earnings per Share
Less than 90	0	0
90	50	0
95	75	50
100	100	100
120	200	200

For each corporate goal, if the actual result is less than the target, the Percent of Target Earned decreases on a sliding scale based on the percentage achievement. If the actual result is greater than the target, the Percent of Target Earned increases on a sliding scale up to a maximum of 200%. As shown in the table, emphasis has been placed on achievement of the Operating Income and Earnings per Share goal because the threshold performance for these goals is 95%. These metrics were emphasized because they are considered to be significant drivers of growth and profitability. If the threshold performance is achieved for the corporate goals, then the Percent of Target Earned for each metric will be 50%. If the stretch performance level is achieved, then the Percent of Target Earned will be 200%. The Compensation Committee has the discretion to adjust the corporate performance multiplier for any single goal either up or down based on overall results.

For further information regarding the Company’ annual cash incentive plans in fiscal year 2009, see the discussion under “Compensation Discussion and Analysis—Annual Cash Incentive Bonus.”

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table shows information about outstanding equity awards held by our Named Executive Officers at September 25, 2009, the fiscal year-end. Historical option awards have been adjusted to account for our two-for-one stock split, which was effective on August 25, 2008. The split was structured in the form of a 100% stock dividend, distributed on September 5, 2008 to stockholders of record on August 25, 2008.

Name	Grant Date (1)	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Paul G. Casner	12/18/2006(2)	10,000	—	12.16	12/18/2011
	9/14/2007(2)	30,000	—	11.63	9/14/2012
	7/29/2008(3)	3,334	6,666	23.03	7/29/2018
	5/8/2009(3)	—	20,000	8.32	5/8/2019
	8/10/2009(4)	33,334	66,666	7.31	8/10/2019

William M. Bambarger, Jr.	9/25/2007(5)	20,000	30,000	11.25	9/25/2013
	7/29/2008(3)	30,000	60,000	23.03	7/29/2018
	5/8/2009(3)	—	50,000	8.32	5/8/2019

R. Miller Adams	5/8/2009(3)	—	50,000	8.32	5/8/2019

Stuart C. Daughtridge	5/5/2004(2)	12,000	—	9.03	5/5/2010
	5/3/2006(5)	7,200	4,800	13.82	5/3/2012
	7/29/2008(3)	10,000	20,000	23.03	7/29/2018
	5/8/2009(3)	—	30,000	8.32	5/8/2019

James B. Kramer	7/29/2008(3)	3,334	6,666	23.03	7/29/2018
	5/8/2009(3)	—	30,000	8.32	5/8/2019

John B. Higginbotham	5/8/2009(2)	100,000	—	8.32	8/5/2014

Peter J. Gaffney	5/5/2004(2)	36,000	—	9.03	5/5/2010
	5/3/2006(5)	36,000	24,000	13.82	5/3/2012

James G. Schuetzle	—	—	—	—	—

(1)	All options granted in 2009 were granted under our stockholder-approved 2008 Stock Incentive Plan. All options granted prior to 2008 were granted under our stockholder-approved 2002 Stock Option Plan, as amended and restated effective as of May 1, 2005 and December 6, 2006.
(2)	These options were fully vested as of the end of fiscal year 2009.
(3)	These options vest in thirds per year over three years on each anniversary of the grant date.
(4)	These options vest in thirds, on the grant date and on each of the first two anniversaries of the grant date.
(5)	These options vest in fifths per year over five years on each anniversary of the grant date.

Potential Payments Upon Termination of Employment and Change in Control

Certain of our Named Executive Officers are parties to employment agreements and all of them are subject to other plans or arrangements that provide certain severance benefits upon termination of employment under certain circumstances.

Employment Agreements

Mr. Casner. Mr. Casner is not party to an employment or other severance agreement; he is only entitled to termination-based payments provided pursuant to the terms of our equity plans, as described in further detail below.

Messrs. Bambarger and Daughtridge. Pursuant to the Bambarger Agreement and the Daughtridge Agreement, Messrs. Bambarger and Daughtridge are entitled to receive continued payments equal to 12 months base salary (net of any compensation received from any third-party employer during this severance period) and payment of COBRA health benefit premiums in the event the Company terminates their employment without cause. Mr. Bambarger is also entitled to this severance if his employment is terminated by him for good reason. Upon termination for death, total disability or without cause, these Named Executive Officers are generally entitled to a bonus for the fiscal year in which the termination date occurs, pro-rated for the period of employment in such fiscal year.

Pursuant to the Bambarger Agreement, Mr. Bambarger is also entitled to immediate and full vesting of his equity awards if: (1) a change in control (as defined in the Company’s standard form of award agreement for stock options under the Company’s 2008 Stock Incentive Plan) occurs while Mr. Bambarger is an employee of the Company, to the extent equity awards are not assumed by the acquiror or successor entity (as applicable) in connection with such change in control, or (2) equity awards are assumed by the acquiror or successor entity (as applicable) in connection with such change in control and Mr. Bambarger’s employment or services with the Company is terminated by the Company without cause or by Mr. Bambarger for good reason upon or within 12 months following the change in control.

Messrs. Bambarger and Daughtridge have each agreed that, for a period of one year following the termination of their employment they will not engage in a business that competes against the business of the Company (as defined in their respective agreements) in any geographic area in which the Company engages in such business. Each of them has also agreed that for a period of 24 months after the termination of their employment, they will not solicit or induce any employees of the Company to leave their employment with the Company. Each of them is also subject to certain restrictive covenants relating to confidentiality and non-disparagement.

“Cause” is expressly defined in the Bambarger Agreement and Daughtridge Agreement as: (1) material failure to perform duties under the agreement or to follow the Company’s policies and procedures applicable to executive officers of the Company, after notice and a reasonable opportunity to cure; (2) willful malfeasance by the executive officer in connection with performance of duties; (3) being convicted of, or pleading guilty to, or being indicted for a felony or other crime involving theft, fraud or moral turpitude; (4) fraud or embezzlement against the Company; (5) failure of the executive officer to obey in any material respect any proper direction from the Board of Directors or the Chief Executive Officer, as applicable; or (6) the material violation of any confidentiality, non-compete or other restrictive covenant.

“Good Reason” is defined under the Bambarger Agreement as: (1) any material diminution of any of Mr. Bambarger’s significant duties; (2) any material breach of the employment agreement by the Company; (3) any material reduction in Mr. Bambarger’s aggregate base salary and bonus opportunities; or (4) any relocation of Mr. Bambarger’s principal place of employment to a location more than 50 miles from the Company’s current headquarters.

Mr. Adams. Under the Adams Agreement, Mr. Adams is entitled to receive continued payments equal to 12 months base salary premiums in the event the Company terminates his employment without cause, or due to death or total disability or if Mr. Adams terminates his employment for good reason. Mr. Adams is entitled to receive for 12 months payment of COBRA health benefit premiums in the event the Company terminates his employment without cause or Mr. Adams terminates his employment for good reason. Upon termination for death, total disability, by the Company without cause or by Mr. Adams for good reason, Mr. Adams is entitled to a bonus for the fiscal year in which the termination date occurs in an amount equal to the bonus he would have earned for the fiscal year if he remained an employee of the Company. In the event that the Adams Agreement is not renewed after the initial term or after a renewal period, then Mr. Adams will be generally entitled to a bonus for the fiscal year in which the termination date occurs, pro-rated for the period of employment in such fiscal year.

Pursuant to the Adams Agreement, Mr. Adams is also entitled to immediate and full vesting of his equity awards if: (1) a change in control (as defined in the Company’s standard form of award agreement for stock options under the Company’s 2008 Stock Incentive Plan) occurs while Mr. Adams is an employee of the Company, to the extent equity awards are not assumed by the acquiror or successor entity (as applicable) in connection with such change in control, or (2) equity awards are assumed by the acquiror or successor entity (as applicable) in connection with such change in control and Mr. Adams’ employment or services with the Company is terminated by the Company without cause or by Mr. Adams for good reason upon or within 12 months following the change in control.

Mr. Adams has agreed that, for a period of one year following the termination of his employment, he will not engage in a business that competes against the business of the Company in any geographic area in which the Company engages in such business. He has also agreed that for a period of 24 months after the termination of his employment, he will not solicit or induce any employees of the Company to leave their employment with the Company. He is also subject to certain restrictive covenants relating to confidentiality and non-disparagement.

“Cause” is expressly defined in the Adams Agreement as: (1) material failure to perform duties under the agreement or to follow the Company’s policies and procedures applicable to executive officers of the Company, after notice and a reasonable opportunity to cure; (2) willful malfeasance by the executive officer in connection with performance of duties; (3) being convicted of, or pleading guilty to, or being indicted for a felony or other crime involving theft, fraud or moral turpitude; (4) fraud or embezzlement against the Company; (5) failure of the executive officer to obey in any material respect any proper direction from the Board of Directors or the Chief Executive Officer, as applicable; or (6) the material violation of any confidentiality, non-compete or other restrictive covenant.

“Good Reason” is defined in the Adams Agreement as: (1) a material diminution of his authority, responsibilities, or position from those set forth in his employment agreement; (2) a reduction in his base salary or target bonus; (3) a required relocation of his principal place of business more than 50 miles from the applicable location specified in his agreement; or (4) a material breach by the Company of a material term of his employment agreement.

Mr. Kramer. Mr. Kramer is not party to an employment or other severance agreement; he is only entitled to termination-based payments provided pursuant to the terms of our equity plans, as described in further detail below.

Stock Option Plan. Under our 2002 Stock Option Plan, as amended and restated December 6, 2006, and under the option award agreements for options granted in 2008 and 2009 under the 2008 Stock Incentive Plan, if the Company is not the surviving corporation in any merger, sale of assets or sale of stock, consolidation or corporate reorganization involving the Company, the vesting of all stock options will accelerate and become exercisable immediately prior to the transaction if the options are not assumed by the acquiring entity. Upon the closing of the change in control transaction, all outstanding options will terminate.

The table below quantifies the compensation that would become payable under existing plans and arrangements if each Named Executive Officer’s employment, other than Messrs. Higginbotham, Gaffney and Schuetzle, had terminated on September 25, 2009. The table also shows the additional value that each Named Executive Officer, other than Messrs. Higginbotham, Gaffney and Schuetzle, would have received if a change in control occurred on September 25, 2009 if all unvested options held by each executive officer were to vest upon a change in control using the closing price of our Common Stock on the last trading day of the fiscal year, which was $6.80. A description of the actual termination arrangements of Messrs. Higginbotham, Gaffney and Schuetzle follows the table. Amounts shown in the table are estimates only, as the actual obligation can only be determined at the time of the Named Executive Officer’s separation from our Company. The amounts described below are in addition to benefits that are generally available to our employees such as distributions under our 401(k) plan, disability or life insurance benefits and accrued vacation.

Potential Payments Upon Termination or Change in Control

	Type of Termination
Name	Severance Amount ($) (1)	Accelerated Vesting of Stock Options ($) (2)	Health Benefit Continuation ($) (3)	Total ($)
Paul G. Casner
Change in Control	—	0	—	0
Termination following a Change in Control	—	—	—	—
Good Reason	—	—	—	—
Without Cause	—	—	—	—
For Cause	—	—	—	—
Death	—	—	—	—
Disability	—	—	—	—

William M. Bambarger, Jr.
Change in Control	—	0	—	0
Termination following a Change in Control	—	0	—	0
Good Reason (including non-renewal)	300,000	—	17,977	317,977
Without Cause	300,000	—	17,977	317,977
For Cause	—	—	—	—
Death	0	—	—	0
Disability	0	—	—	0

R. Miller Adams
Change in Control	—	0	—	0
Termination following a Change in Control	—	0	—	0
Good Reason	280,000	—	4,797	284,797
Without Cause	280,000	—	4,797	284,797
For Cause	—	—	—	—
Death	280,000	—	—	280,000
Disability	280,000	—	—	280,000

Stuart C. Daughtridge
Change in Control	—	0	—	0
Termination following a Change in Control	—	—	—	—
Good Reason	—	—	—	—
Without Cause	270,000	—	16,134	286,134
For Cause	—	—	—	—
Death	0	—	—	0
Disability	0	—	—	0

James B. Kramer
Change in Control	—	0	—	0
Termination following a Change in Control	—	—	—	—
Good Reason	—	—	—	—
Without Cause	—	—	—	—
For Cause	—	—	—	—
Death	—	—	—	—
Disability	—	—	—	—

(1)	Includes the one-time multiple of salary and bonus award, as applicable, as outlined in the narrative above. Because no bonuses were paid under the EIP for fiscal year 2009, no bonus amounts were included in the severance payment calculations for a termination as of September 25, 2009.

(2)	The estimated amount of benefit was calculated by multiplying the number of unvested options held by the applicable Named Executive Officer by the difference between the closing price of our Common Stock on the last trading day of the fiscal year, which was $6.80, and the exercise price of the option.
(3)	Includes the cost of premium payments for COBRA continuation coverage as outlined in the narrative above.

Named Executive Officers That Terminated Employment During Fiscal Year 2009

Mr. Higginbotham. As noted above, Mr. Higginbotham resigned as an employee of the Company effective August 5, 2009. Under the Higginbotham Release Agreement, the Company agreed to pay severance consisting of: (1) a one-time payment of $100,000; (2) continued payment of his base salary ($390,000) for a period of 12 months; (3) an annual bonus for the 2009 fiscal year that Mr. Higginbotham would have earned for the fiscal year had he remained an employee of the Company ($0); (4) payment of any COBRA premiums due for Mr. Higginbotham and his covered dependents under the Company’s group health insurance programs to the extent coverage is elected for a period of 12 months (or, if earlier, until COBRA coverage ends) ($16,225); (5) immediate vesting of 100,000 stock options (the “Options”) granted to Mr. Higginbotham on May 9, 2009 that can be exercised until August 5, 2014 (the options were not “in-the-money” as of his termination date); and (6) a change in control bonus, if such a bonus becomes payable before January 9, 2011 pursuant to the terms of the Higginbotham Agreement.

In the event that the change in control bonus, described as item (6) in the paragraph above, becomes payable, Mr. Higginbotham must elect prior to the applicable change of control whether to receive such change in control bonus or to exercise the Options. In the event that Mr. Higginbotham elects to receive such change in control bonus, the amount payable to Mr. Higginbotham shall be reduced by the amount of any proceeds received by Mr. Higginbotham in connection with the sale of stock acquired pursuant to the exercise of the Options prior to the change in control. If Mr. Higginbotham elects to receive the change in control bonus, any remaining Options as of such date shall be forfeited, effective immediately.

The Higginbotham Release Agreement also contains a mutual release of claims and Mr. Higginbotham’s agreement to comply with the confidentiality, non-competition and non-solicitation covenants contained in the Higginbotham Agreement, as well as the covenants in his Confidentiality Agreement with the Company, dated July 11, 2008.

Mr. Gaffney’s Letter Agreement. As discussed earlier, Mr. Gaffney entered into the Gaffney Letter Agreement effective September 14, 2009. Pursuant to the Gaffney Side Letter, if the Company terminated Mr. Gaffney’s employment without cause (as defined in the Gaffney Letter Agreement) at the end of the 2009 fiscal year, the Company would continue to pay Mr. Gaffney for a one-year period his annual base salary of $240,000. If, however, during that one-year period, Mr. Gaffney received any compensation from a third-party employer, the Company’s payments owed to Mr. Gaffney would be reduced by the amount of compensation he received from such third-party employer during that one-year period.

Mr. Schuetzle. As noted above, Mr. Schuetzle resigned as an employee of the Company, effective March 20, 2009. Under the Schuetzle Release Agreement, the Company agreed to pay severance consisting of: (1) the amount of $9,500; (2) continued payment of his base salary ($270,000) through and including March 20, 2010; (3) a pro-rated annual bonus for the 2009 fiscal year based on Mr. Schuetzle’s employment through March 20, 2009 (unless the Company reasonably determines that Mr. Schuetzle did not substantially meet, to the extent obtainable, his bonus-related goals as of the resignation date) ($0); and (4) payment of any COBRA premiums due for Mr. Schuetzle and his covered dependents under the Company’s group health insurance programs to the extent coverage is elected though March 20, 2010 (or, if earlier, until COBRA coverage ends) ($16,225). The Schuetzle Release Agreement also contains a mutual release of claims and Mr. Schuetzle’s agreement to comply with the confidentiality, non-competition and non-solicitation covenants contained in the Schuetzle Agreement, as well as the covenants in his Confidentiality Agreement with the Company, dated January 4, 2007.

Non-Employee Director Fiscal Year 2009 Compensation

Our non-employee directors receive a combination of equity and cash compensation for service on our Board of Directors. Mr. Casner, our Chief Executive Officer, was not compensated as a director once he commenced employment with the Company. The director compensation he earned for the part of fiscal year 2009 prior to him becoming an employee is reflected in the “All Other Compensation” column of the Summary Compensation Table contained in this proxy statement. Mr. Baldwin was an employee of the Company for a portion of fiscal year 2009. He was not compensated as a director during this period. The compensation he earned as an employee during fiscal year 2009 is reflected in the “All Other Compensation” column in the Non-Employee Director Compensation table, below.

During fiscal year 2009, the annual retainer for non-employee directors, other than the Chairman, was $36,000. Additionally, the chairperson of the Compensation Committee and Audit Committee each is entitled to receive $6,000 per year for his services. Each member of the Audit Committee (including the chairperson) is eligible to receive an additional $6,000 per year for his services on the Audit Committee. Starting in the fourth quarter of fiscal year 2009, the chairperson of the Strategic Growth Committee is entitled to receive $5,000 per year for his services (which resulted in only one quarterly payment during fiscal year 2009). For fiscal year 2009, the chairperson of the Special Litigation Committee was paid $5,000. For fiscal year 2009, our Chairman, Dr. Albertine, received a $48,000 annual cash retainer and $12,000 per committee on which he served, up to a maximum of $24,000 for committee service. All Board of Directors and committee retainer fee amounts are paid in equal quarterly installments, other than the Special Litigation Committee fee, that was a one-time, lump sum payment.

In addition to regular fees, the Company also pays or reimburses directors for travel, lodging and related expenses incurred in connection with attending Board of Directors, committee and stockholder meetings and other Company business-related events.

In fiscal year 2009, options to purchase Common Stock under our 2008 Stock Incentive Plan were awarded to non-employee directors. The number of options and the per-share exercise price are shown in the table below.

Director Grants of Plan-Based Awards in Fiscal Year 2009

Name	Grant Date (1)	Initial Option Grant: Number of Securities Underlying Options (#)	Annual Option Grant: Number of Securities Underlying Options (#)	Exercise Price ($/Sh) (2)	Fair Value at Grant ($) (3)
John M. Albertine, Chairman	5/8/2009	—	25,000	8.32	103,125
James B. Armor, Jr.	5/8/2009	—	15,000	8.32	61,875
Bruce L. Lev (4)	5/8/2009	15,000	—	8.32	61,875
William F. Leimkuhler	5/8/2009	—	20,000	8.32	82,500
R. Doss McComas	5/8/2009	—	15,000	8.32	61,875
Alan W. Baldwin (5)	—	—	—	—	—

(1)	One-third of the annual and initial grant options vest on each of the first three anniversaries of the grant date. All annual grant options expire on the tenth anniversary of the grant date. In the event of a change in control (as defined in the award agreements) all unvested options immediately vest.
(2)	The exercise price is equal to the closing price of the Company’s Common Stock as quoted on NASDAQ on the grant date.
(3)

The amounts reported in this column represent the full grant date fair value of the awards calculated in accordance with financial accounting standards, using the Black-Scholes option-pricing model. For additional information about the assumptions used in these calculations, see Note 12 to the audited consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended September 25, 2009.

(4)	Mr. Lev was appointed as a director effective May 8, 2009.
(5)	Due to Mr. Baldwin’s transition from employee to non-employee director during the year, he did not receive any option grants during fiscal year 2009. After the end of the fiscal year, on September 30, 2009, Mr. Baldwin received a stock option grant for 15,000 shares of the Company’s Common Stock.

The following table sets forth the total cash and equity compensation paid to our non-employee directors for their service on the Board of Directors and committees of the Board of Directors during fiscal year 2009.

Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1) (2)	All Other Compensation ($)		Total ($)
John M. Albertine, Chairman	72,000	88,932	—		160,932
James B. Armor, Jr.	41,000	74,657	—		115,657
Bruce L. Lev (3)	12,236	8,594	—		20,829
William F. Leimkuhler	48,000	86,067	—		134,067
R. Doss McComas	49,250	83,203	—		132,453
Alan W. Baldwin	9,000	363,760	254,109	(4)	626,869

(1)	The amounts set forth in this column represent the value of stock options recognized for financial statement reporting purposes for fiscal year 2009 disregarding estimates of forfeitures related to service-based vesting conditions. The compensation expense reflected is for grants made in fiscal year 2009 and grants made in prior years that continued to be expensed in fiscal year 2009. For additional information about the assumptions used in these calculations, see Note 12 to the audited consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended September 25, 2009. The amounts in this column differ from amounts shown in the prior table entitled “Director Grants of Plan-Based Awards in Fiscal Year 2009,” because that table includes the full fair value as of the grant date of options granted during fiscal year 2009 as calculated per financial accounting standards.
(2)	At September 25, 2009, our non-employee directors had the following outstanding stock option awards, some of which were not fully vested: John M. Albertine, 75,000 options; James B. Armor, Jr., 55,000 options; Bruce L. Lev, 15,000 options; William F. Leimkuhler, 100,000 options; R. Doss McComas, 105,000 options; Alan W. Baldwin, 120,000 options. These outstanding option awards have been adjusted to account for our two-for-one stock split, which was effective August 25, 2008.
(3)	Mr. Lev was appointed as a director effective May 8, 2009.
(4)	For Mr. Baldwin the amount shown represents Mr. Baldwin’s compensation as an employee (and director) of the Company prior to becoming a non-employee director of the Company. Such compensation consisted of $245,838 of base salary and $8,270 in 401(k) matching contributions.

OTHER MATTERS

Policy on Transactions and Arrangements with Related Persons

The Company has adopted a written policy for approval of transactions and arrangements between the Company and the Company’s current and recent former directors, director nominees, current and recent former executive officers, greater than five percent stockholders and their immediate family members where the amount involved exceeds $100,000 (each, a “Related Person”).

The policy provides that the Audit Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Audit Committee takes into account, among other things, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third party under similar circumstances and the materiality of the Related Person’s interest in the transaction.

The Audit Committee has considered and adopted standing pre-approvals under the policy for certain limited transactions with Related Persons that meet specific criteria. Information on transactions subject to pre-approval is provided to the appropriate committee at its next regularly scheduled meeting. Pre-approved transactions are limited to:

•

employment by the Company of an executive officer of the Company if (a) the related compensation is required to be reported in the Company’s proxy statement under the SEC’s compensation disclosure requirements or (b) the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would be reported in the Company’s proxy statement under the SEC’s compensation disclosure requirements if the executive officer was a “named executive officer,” and the Compensation Committee approved (or recommended that the Board approve) such compensation;

•	compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement under the SEC’s compensation disclosure requirements;

•

certain transactions with other companies, charitable organizations, foundations or universities at which the Related Person’s only relationship is as an employee (other than an executive officer), director and/or, in the case of a company, beneficial owner of less than 10% of an equity interest in the company, if the aggregate amount involved does not exceed the greater of $200,000 or 5% of that company or charitable organization’s total annual revenues;

•

certain transactions where the Related Person’s interest arises solely from the ownership of the Company’s Common Stock and holders of the Company’s Common Stock received the same benefit on a pro rata basis;

•	transactions involving a Related Person where the rates or charges involved are determined by competitive bids; and

•	transactions with a Related Person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

Stockholder Proposals and Director Nominations at Annual Meetings

The Bylaws provide that, to be properly brought before an annual meeting, business must be (1) specified in the notice of the annual meeting (or any supplement thereto) given by the Company pursuant to the Bylaws, (2) brought before the annual meeting by or under the direction of the Board of Directors (or the Chairman of the Board, the Chief Executive Officer or the President), or (3) properly brought before the annual meeting by a stockholder. In addition to any other applicable requirements, for business to be properly brought before the annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. The Bylaws provide that nominations of persons for election to the Board of Directors of the Company may be made at the annual meeting, by or under the direction of the Board of Directors, or by any nominating committee or person appointed by the Board of Directors, or by any stockholder of the Company entitled to vote for the election of directors at the annual meeting who complies with the notice procedures set forth below. Such nominations, other than those made by or under the direction of the Board of Directors or by any nominating committee or person appointed by the Board of Directors, can only be made pursuant to timely notice in writing to the Secretary of the Company.

In each case, to be timely, such stockholder’s notice must be delivered to or mailed to and received by the Secretary of the Company at the principal executive offices of the Company, not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the date of the annual meeting. If, during the prior year the Company did not hold an annual meeting, or if the date of the annual meeting has changed more than 30 days from the first anniversary of the prior year’s annual meeting (other than as a result of adjournment), then, to be timely, such stockholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company not earlier than the close of business on the 120th day prior to the date of the annual meeting and not later than the close of business on the later of the 90th day prior to the date of the annual meeting or the 10th day following the day on which public announcement (as described in the Bylaws) of the date of the annual meeting is first made. Accordingly, if our 2011 annual meeting is held on the same date as this year’s Annual Meeting, notice of a nomination or proposal for our 2011 annual meeting must be delivered to us no later than November 19, 2010 and no earlier than October 20, 2010.

Such stockholder’s notice shall set forth: (i) as to each person whom the stockholder proposes to nominate for election as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of the Company’s Common Stock that are beneficially owned by the person, and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules and regulations under the Exchange Act; (ii) as to each matter the stockholder proposes to bring before the annual meeting, (a) a brief description of the business desired to be brought before the annual meeting, (b) the reasons for conducting such business at the annual meeting, and (c) any material interest of the stockholder in such business; and (iii) as to the stockholder giving the notice, (a) the name and address of the stockholder, and (b) the class and number of shares of the Company’s Common Stock that are beneficially owned by the stockholder. The Company may require any proposed nominee or stockholder to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company or the eligibility of the stockholder to bring business before the annual meeting.

If a stockholder intends to present a stockholder proposal at the 2011 annual meeting in a manner other than by the inclusion of the proposal in the Company’s proxy statement and proxy relating to that meeting, unless the stockholder has timely notified the Company of such intention pursuant to the notice requirements set forth above, the proxies named by the Company may exercise their discretionary voting authority on the matter in accordance with their best judgment.

Stockholder Proposals for Inclusion in 2011 Proxy Materials

Pursuant to applicable rules under the Exchange Act, some stockholder proposals may be eligible for inclusion in the Company’s 2011 proxy statement and proxy card. Any such stockholder proposals must be received by the Secretary of the Company no later than the close of business on September 13, 2010. Any such stockholder proposals should be addressed to R. Miller Adams, Corporate Secretary, and delivered to the Company’s principal executive offices.

Householding

The broker, bank or other nominee for any stockholder who is a beneficial owner, but not the record holder, of the Company’s shares may deliver only one copy of the Company’s proxy statement and annual report to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by addressing a request to R. Miller Adams, Corporate Secretary, Integral Systems, Inc., 6721 Columbia Gateway Drive, Columbia, Maryland 21046 or by calling 443-539-5008. You may also obtain a copy of the proxy statement and annual report from the Company’s website (http://isys.client.shareholder.com/financials.cfm). Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Availability of Annual Report on Form 10-K

The Company’s Annual Report to stockholders on Form 10-K for the fiscal year ended September 25, 2009 is included with these proxy solicitation materials. A copy of the Company’s Annual Report, including the financial statements and the financial statement schedules included therein, is also available without charge by visiting the Company’s website (http://isys.client.shareholder.com/financials.cfm) or upon written request to the Company at 6721 Columbia Gateway Drive, Columbia, Maryland 21046, Attn.: R. Miller Adams, Corporate Secretary.

BY ORDER OF THE BOARD OF DIRECTORS

R. Miller Adams
General Counsel, Executive Vice President for Corporate Affairs and Corporate Secretary

January 11, 2010

Columbia, Maryland

z	{

☒	PLEASE MARK VOTES	REVOCABLE PROXY
	AS IN THIS EXAMPLE	INTEGRAL SYSTEMS, INC.

2010 ANNUAL MEETING OF STOCKHOLDERS

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF INTEGRAL SYSTEMS, INC.

The undersigned acknowledge(s) receipt of a Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and the Annual Report for the fiscal year ended September 25, 2009. The undersigned, revoking all prior proxies, further hereby appoint(s) R. Miller Adams and Tory Harris, and each of them, with full power to act without the other and with full power of substitution in each, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Integral Systems, Inc. Common Stock held in the name of the undersigned, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held February 17, 2010 and at any adjournment(s) or postponement(s) thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

	For All	Withhold from All	For All Except
Proposal 1 - To elect as directors the following nominees:	☐	☐	☐

John M. Albertine	William F. Leimkuhler
James B. Armor, Jr.	Bruce L. Lev
Alan W. Baldwin	R. Doss McComas
Paul G. Casner, Jr.	Bonnie K. Wachtel

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

The Board of Directors Recommends a Vote “FOR” the Election of Each of the Nominees Listed Above.

	For	Against	Abstain
Proposal 2 - To ratify the action of the Audit Committee of the Board of Directors in appointing KPMG LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year.	☐	☐	☐

The Board of Directors Recommends a Vote “FOR” the Proposal Listed Above.

Please be sure to date and sign this proxy card in the box below.	Date

Owner Sign above	Joint Owner (if any) Sign above

x	y

¿    Detach above card, sign, date and mail in postage-paid envelope provided.    ¿

INTEGRAL SYSTEMS, INC.

6721 COLUMBIA GATEWAY DRIVE

COLUMBIA, MARYLAND 21046

PLEASE ACT PROMPTLY

PLEASE COMPLETE, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED AS DIRECTED HEREIN. IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BUT NO VOTING INSTRUCTIONS ARE GIVEN HEREIN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” EACH OF THE EIGHT NOMINEES SET FORTH IN PROPOSAL NO. 1, “FOR” THE PROPOSAL SET FORTH IN PROPOSAL NO. 2, AND WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT IS PROPERLY PRESENTED AT THE ANNUAL MEETING.

If stock is jointly held, each joint owner should sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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